                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    Form 11-K

   X       ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE
-------    SECURITIES EXCHANGE ACT OF 1934

           For the year ended December 31, 2001

                           OR

           TRANSITION REPORT PURSUANT TO SECTION 15 (d) OF THE
-------    SECURITIES EXCHANGE ACT OF 1934

           For the transition period from ____ to ____


Commission file number 1-4448


A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                   Baxter International Inc. and Subsidiaries
                            Incentive Investment Plan

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                            Baxter International Inc.
                               One Baxter Parkway
                               Deerfield, IL 60015
                                 (847) 948-2000

Baxter International Inc.
and Subsidiaries
Incentive Investment Plan

Financial Statements and Supplemental Schedule

December 31, 2001 and 2000

Baxter International Inc. and Subsidiaries
Incentive Investment Plan

Index To Financial Statements and Supplemental Schedule
--------------------------------------------------------------------------------



Financial Statements:                                                    Page(s)

   Report of Independent Accountants                                        1

   Statements of Net Assets Available for
       Benefits as of December 31, 2001 and 2000                            2

   Statements of Changes in Net Assets Available
       for Benefits for the years ended December 31, 2001 and 2000          3

   Notes to Financial Statements                                          4-8



Supplemental Schedule:*

   Schedule I: Schedule of Assets Held for Investment Purposes as of December 31, 2001


* Other schedules required by the Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

                        Report of Independent Accountants

To the Administrative Committee of
   the Baxter International Inc. and
   Subsidiaries Incentive Investment Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Baxter International Inc. and Subsidiaries Incentive Investment Plan (the "Plan") at December 31, 2001 and 2000, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of Assets Held for Investment Purposes is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

PricewaterhouseCoopers LLP
Chicago, Illinois

June 14, 2002

Baxter International Inc. and Subsidiaries
Incentive Investment Plan

Statements of Net Assets Available for Benefits
As of December 31, 2001 and 2000
--------------------------------------------------------------------------------

                                                           2001                    2000
Assets
Investments:
 At fair value
  Cash and cash equivalents                           $   46,162,512         $    22,746,053
  Common stock                                           544,830,422             493,147,686
  Fixed income securities                                 60,867,679              76,830,248
  Commingled investments                                 178,841,650             230,525,351
  Participant loans                                       29,458,270              27,235,800
                                                      --------------         ---------------
                                                         860,160,533             850,485,138
 At contract value
  Guaranteed investment contracts                        477,487,900             438,480,211
                                                      --------------         ---------------
 Total investments                                     1,337,648,433           1,288,965,349
                                                      --------------         ---------------
Receivables:
  Employer's contribution                                          -                 139,995
  Participants' contributions                                      -                 307,278
  Accrued interest and dividends                           3,727,571               3,683,600
  Due from brokers for securities sold                     2,296,837               3,239,971
  Other                                                      356,353                 458,854
                                                      --------------         ---------------
                                                           6,380,761               7,829,698
                                                      --------------         ---------------
  Total assets                                         1,344,029,194           1,296,795,047
                                                      --------------         ---------------
Liabilities
Accounts payable                                           1,422,909               1,470,071
Due to brokers for securities purchased                      537,625               7,511,974
                                                      --------------         ---------------
  Total liabilities                                        1,960,534               8,982,045
                                                      --------------         ---------------
Net assets available for benefits                     $1,342,068,660         $ 1,287,813,002
                                                      --------------         ---------------


   The accompanying notes are an integral part of these financial statements.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan

Statements of Changes in Net Assets Available for Benefits
For the Years Ended December 31, 2001 and 2000
--------------------------------------------------------------------------------

                                                            2001                   2000
Additions to net assets attributed to:
Investment income:
   Interest                                          $    34,286,941         $    35,555,733
   Participant loan interest                               2,639,075               2,360,087
   Dividends                                               6,747,872               7,022,019
   Net appreciation in fair value of assets                5,815,811              43,048,946
                                                     ---------------         ---------------
                                                          49,489,699              87,986,785
                                                     ---------------         ---------------
Contributions:
   Employer's                                             17,941,866              16,376,304
   Participants'                                          48,313,693              41,796,106
                                                     ---------------         ---------------
                                                          66,255,559              58,172,410
                                                     ---------------         ---------------

Transfers from other plans                                11,803,992                       -
                                                     ---------------         ---------------

   Total additions                                       127,549,250             146,159,195
                                                     ---------------         ---------------
Deductions from net assets attributed to:
Benefits paid                                             68,713,637             118,965,546
Plan expenses                                              4,579,955               4,193,026
Transfers to other plans                                           -             129,920,265
                                                     ---------------         ---------------

   Total deductions                                       73,293,592             253,078,837
                                                     ---------------         ---------------
     Net increase (decrease)                              54,255,658            (106,919,642)

Net assets available for plan benefits:
     Beginning of year                                 1,287,813,002           1,394,732,644
                                                     ---------------         ---------------

     End of year                                     $ 1,342,068,660         $ 1,287,813,002
                                                     ---------------         ---------------

  The accompanying notes are an integral part of these financial statements.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan

Notes to Financial Statements
--------------------------------------------------------------------------------


   1.  General Description of the Plan

       The following description of the Baxter International Inc. and Subsidiaries Incentive Investment Plan (the "Plan") is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

       The Plan allows tax deferred contributions in compliance with Section 401(k) of the Internal Revenue Code. Eligible participants may make pre-tax contributions of up to 12% of their eligible annual compensation within certain limitations. The Plan sponsor, Baxter International Inc. ("Baxter"), matches participant contributions up to a maximum of 3% of the employees' compensation. Participant contributions are fully vested at all times. Vesting in the Plan sponsor matching contributions is based on years of continuous service. A participant vests in annual increments of 20% and, therefore, is 100% vested after five years of credited service. Participants may borrow up to the lesser of $50,000 or 50% of their account balance. The loans are secured by the balance in the participant's account and bear interest at variable rates as outlined in the Plan.

       When certain terminations of participation in the Plan occur, the nonvested portion of the participant's account, as defined by the Plan, represents a forfeiture. Forfeitures are utilized to reduce Baxter matching contributions for the plan year. However, if the participant is re-employed and fulfills certain requirements, as defined in the Plan, the participant's account will be reinstated. Forfeitures utilized for the periods ended December 31, 2001 and 2000 were $490,233 and $565,348, respectively.

       Upon enrollment in the Plan, a participant may direct contributions in any of eight investment options: Stable Income Fund, Baxter Common Stock Fund, Composite Fund, General Equity Fund, S&P 500 Equity Index Fund, International EAFE Equity Index Fund, Small Cap Fund and the Self-Managed Fund. In addition, certain participants may maintain shares received (the "Allegiance Shares") in connection with Baxter's 1996 spin-off of Allegiance Corporation ("Allegiance"). The Allegiance Shares were subsequently converted to common shares of Cardinal Health Inc. ("Cardinal") upon Cardinal's acquisition of Allegiance in 1999. The Cardinal shares are maintained in the Cardinal Health Common Stock Fund.

       On March 31, 2000, Baxter spun-off its Cardiovascular Business Group in the form of a tax-free distribution to shareholders. As a result, approximately $130 million of assets were transferred from the Plan to Edwards Lifesciences Corporation 401(k) Savings and Investment Plan. In addition, certain participants received shares in Edwards Lifesciences Corporation, which were placed into the Edwards Lifesciences Common Stock Fund. Participants are not able to make contributions to the Cardinal Health Common Stock Fund or the Edwards Lifesciences Common Stock Fund.

  2.   Summary of Significant Accounting Policies

       The accompanying financial statements of the Plan have been prepared on the accrual basis of accounting. Accordingly, investment income is recognized when earned and expenses are recognized when incurred. The valuation of Plan investments is determined as follows:

Baxter International Inc. and Subsidiaries
Incentive Investment Plan

Notes to Financial Statements, Continued
--------------------------------------------------------------------------------

       U.S. government and government agency issues         Value based on the last reported sale price from a
                                                            national security exchange on the valuation date

       Corporate and other bonds                            Value based on the last reported sale price from a
                                                            national security exchange on the valuation date

       Common stock:

         Traded on national exchanges                       Value based on composite pricing of all national
                                                            closing sales prices on the valuation date

         Traded on over-the-counter market                  Value based on last reported sale price defaulting
                                                            to bid quotations

       Commingled investments                               Value based on closing prices of the underlying
                                                            securities on the valuation date

       Guaranteed Investment Contracts                      Value based on contract value

       Short term investments                               Value based on cost which approximates fair value

       Loan fund                                            Value based on cost which approximates fair
                                                            value

     Plan investment return includes dividend and interest income, gains and losses on sales of investments and unrealized appreciation or depreciation of investments. The financial statements reflect the net appreciation in the fair value of the Plan's investments. This net appreciation consists of realized gains and losses calculated as the difference between proceeds from a sales transaction and cost determined on a moving average basis, and unrealized gains and losses calculated as the change in the fair value between beginning of the year (or purchase date if later) and the end of the year.

     The Plan's Guaranteed Investment Accounts under two contracts are maintained in deposit accounts which are credited monthly with earnings on the underlying investments and charged for Plan withdrawals and expenses. These contracts are fully benefit-responsive and are reported in the financial statements at contract value, which approximates fair value. Contract value represents contributions made under the contracts, plus earnings, less withdrawals and expenses. There are no reserves for credit risk of the contract issuer or otherwise. The average yield was 5.2% and 6.9% and the average crediting interest rate was 6.4% and 6.9% for the investment contracts for 2001 and 2000, respectively. The crediting interest rates are based on an agreed-upon formula with the issuer, which are reset monthly and cannot be less than zero percent. The Plan's two contracts, Baxter Global Wrap Account and Pacific Investment Management Company, utilize a wrapper contract issued by Aegon Institutional Markets and State Street Bank and Trust Company, respectively.

     Employee contributions and matching contributions are recorded in the period in which they are earned by participants.

     Due from or due to brokers for securities sold or purchased, respectively, represent the cash value of security trades initiated but not yet settled at each respective year-end.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan

Notes to Financial Statements, Continued
--------------------------------------------------------------------------------

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related notes to the financial statements. Changes in such estimates may affect amounts reported in future periods.

 3.  Eligibility Requirements

     Employees become eligible to participate in the Plan as of the first day of the month following the completion of thirty days of employment. Eligible employees are those who meet the following requirements:

     1. U.S. employees of Baxter or its subsidiaries which have adopted the Plan.

     2. U.S. employees not covered by a collective bargaining agreement unless the agreement provides for coverage under the Plan.

     3. U.S. employees who are not leased employees.

 4.  Administration of the Plan

     State Street Bank and Trust Company serves as trustee and CitiStreet LLC serves as record keeper for the Plan.

     The Administrative Committee administers the Plan. The Investment Committee has authority, responsibility and control over the management of the assets of the Plan. Members of both committees are appointed by the Board of Directors of Baxter and are employees of Baxter.

     Substantially all investment manager, trustee and administrative fees incurred in the administration of the Plan were paid from the assets of the Plan.

 5.  Investments

     Investments representing five percent or more of the Plan's assets at December 31, 2001 and 2000 are summarized as follows:


                                                     2001             2000

     Baxter Common Stock, 4,217,818 shares
     and 3,662,262* shares at December 31,
     2001 and 2000, respectively                $ 226,202,673     $ 161,711,715
     S&P 500 Equity Index Fund                    139,339,773       187,971,229

   * Share information has been restated for the May 30, 2001 two-for-one stock split.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan

Notes to Financial Statements, Continued
--------------------------------------------------------------------------------

   Investments as of December 31, 2001 and 2000 are segregated into various investment funds as follows:

                                                            2001                   2000

   Cash                                              $       581,218        $             -
   Stable Income Fund                                    506,852,358            448,854,534
   Baxter Common Stock Fund                              231,083,106            164,299,832
   Composite Fund                                        167,268,052            178,058,540
   General Equity Fund                                   178,529,291            205,527,048
   Cardinal Health Common Stock Fund                      22,448,072             25,288,692
   S&P 500 Equity Index Fund                             139,339,773            187,971,229
   International EAFE Equity Index Fund                   19,461,724             31,516,656
   Loan Fund                                              29,458,270             27,235,800
   Edwards Lifesciences Common Stock Fund                 12,402,950              9,175,553
   Small Cap Fund                                         12,964,513             11,037,465
   Self-Managed Fund                                      17,259,106                      -
                                                     ---------------        ---------------

     Total Investments                               $ 1,337,648,433        $ 1,288,965,349
                                                     ===============        ===============


   The fund amounts above include $45,581,294 and $22,746,053 of cash and cash equivalents at December 31, 2001 and 2000, respectively, which are awaiting investment in their respective portfolios.

   Net appreciation (depreciation) for each respective year is comprised of:


                                                             2001                  2000

   Baxter common stock unrealized appreciation, net     $ 10,247,204           $ 27,019,307
   Other unrealized depreciation, net                    (42,323,977)           (72,193,926)
   Baxter common stock realized gain, net                 33,011,937             32,693,562
   Other realized gain, net                                4,880,647             55,530,003
                                                        ------------           ------------

                                                        $  5,815,811           $ 43,048,946
                                                        ============           ============



Baxter International Inc. and Subsidiaries
Incentive Investment Plan

Notes to Financial Statements, Continued
--------------------------------------------------------------------------------


     Net appreciation (depreciation) in fair value for each significant class of investment, which includes realized and unrealized gains and losses, is as follows:

                                                2001             2000

     U.S. government and government
       agency issues                       $    427,347     $   2,946,782
     Corporate and other bonds                  388,249           438,343
     Commingled investments                 (28,492,957)      (22,932,925)
     Common stock                            33,493,172        62,596,746
                                           ------------     -------------

                                           $  5,815,811     $  43,048,946
                                           ============     =============


6.   Distribution Priorities Upon Termination of the Plan

     Upon termination of the Plan, the account balance of each participant will become 100% vested and all assets, net of expenses, will be distributed to the participants or beneficiaries.

7.   Tax Status of the Plan

     The Internal Revenue Service has determined and informed the Company by a letter dated May 4, 1999 that the Plan is designed in accordance with applicable sections of the Internal Revenue Code. The Plan has not been amended since receiving the determination letter.

8.   Related Parties

     At December 31, 2001 and 2000, the Plan held units of participation in certain common/collective trust funds and short term investment funds of State Street Bank and Trust Company, the Plan trustee, shares of common stock of Baxter, the Plan sponsor, loans with participants, and shares of common stock and fixed income securities in CitiGroup Inc., CitiBank Mortgage Securities Inc., CitiBank Credit Card Issuance Trust and CitiBank Credit Card Master Trust I, which are all affiliated with CitiStreet LLC, the record keeper. These transactions are allowable party-in-interest transactions under the Employee Retirement Income Security of 1974 and the regulations promulgated thereunder.

9.   Plan Merger

     In March 2000, Baxter acquired Althin Medical, Inc. As a result the Althin Medical, Inc. 401(k) Plan was merged into the Plan effective March 1, 2001. As a result of the merger, total assets of approximately $11.8 million (including loans) were transferred into the Plan.

Baxter International Inc. and Subsidiaries                            Schedule I
Incentive Investment Plan                                           Page 1 of 16
Form 5500, Schedule H, Part IV 4i-Schedule of Assets Held for
Investment Purposes
December 31, 2001


         Identity of Issue                            Description of Investment                 Cost of Asset        Current Value
-----------------------------------------         --------------------------------           ------------------   -----------------
Cash & cash equivalents:

* State Street Bank & Trust Co.                       Short Term Investment Fund                       -             $46,162,512
                                                                                             ------------------   -----------------

Common stocks:

3Com Corp                                             Common Stock                                     -             $     3,828
3D0 Company                                           Common Stock                                     -                  32,240
800 Travel Systems Inc                                Common Stock                                     -                      11
Abbott Laboratories                                   Common Stock                                     -                  86,460
Aberdeen Asia Pacific Income FD Inc                   Common Stock                                     -                  15,360
Acln Limited                                          Common Stock                                     -                     927
Actrade Finl Tech Ltd                                 Common Stock                                     -                  10,308
Adaptive Broadband Corp                               Common Stock                                     -                       2
Adc Telecommunications Inc                            Common Stock                                     -                  26,450
Adobe Sys Inc                                         Common Stock                                     -                   3,105
Advanced Micro Devices Inc                            Common Stock                                     -                  28,278
Aeroflex Inc                                          Common Stock                                     -                   3,786
Aetna Inc                                             Common Stock                                     -               3,535,075
Affymetrix Inc                                        Common Stock                                     -                   3,775
Aflac Inc Nfsc                                        Common Stock                                     -                  16,683
Aksys Ltd                                             Common Stock                                     -                   2,558
Alaris Medical Inc                                    Common Stock                                     -                  34,288
Alcoa Inc                                             Common Stock                                     -                  35,550
Alliance Pharmaceutical Corp                          Common Stock                                     -                   2,448
Allianz Aktiengesell Schaft Sponsores                 Common Stock                                     -                  11,800
Allied Capital Corp                                   Common Stock                                     -                  32,240
Allstate Corp                                         Common Stock                                     -               1,251,209
Alpharma Inc                                          Common Stock                                     -                   5,290
Amazon.com Inc                                        Common Stock                                     -                     357
Ambac Finl Group Inc                                  Common Stock                                     -               1,300,388
Amdocs Limited                                        Common Stock                                     -                  27,312
Amerada Hess Corp                                     Common Stock                                     -                 915,821
American Elec Pwr Inc                                 Common Stock                                     -               4,999,371
American Express Co                                   Common Stock                                     -                  35,690
American Home Products Corp                           Common Stock                                     -                 735,088
American Intl Group Inc                               Common Stock                                     -               2,208,999
American Mtg Accep Co                                 Common Stock                                     -                   2,910
Americredit Corp                                      Common Stock                                     -                  12,620
Ameritrade Hldg Corp                                  Common Stock                                     -                   5,920
Amgen Inc                                             Common Stock                                     -                  26,696
Amr Corp                                              Common Stock                                     -                   2,230
Amylin Pharm Inc                                      Common Stock                                     -                     320
Anheuser Busch Cos                                    Common Stock                                     -                     904
AOL Time Warner Inc                                   Common Stock                                     -                 151,737
AOL Time Warnter Inc                                  Common Stock                                     -               3,495,960
Aon Corp                                              Common Stock                                     -               1,635,289
Apache Corp                                           Common Stock                                     -                   4,988
Apple Computer Inc                                    Common Stock                                     -                   2,190
Applera Corp                                          Common Stock                                     -                   7,854
Applied Digital Solutions Inc                         Common Stock                                     -                  26,488
Applied Innovation Inc                                Common Stock                                     -                   1,240
Applied Materials Inc                                 Common Stock                                     -                  48,521
Applied Micro Circuits Corp                           Common Stock                                     -                  13,584
Arch Coal Inc                                         Common Stock                                     -                   2,270
Archer Daniels Midland                                Common Stock                                     -                   1,507
Aremissoft Corp                                       Common Stock                                     -                   2,814
Ariba Inc                                             Common Stock                                     -                  46,908
Arm Holdings Plc Spons                                Common Stock                                     -                   1,559
Arrow Electrs Inc                                     Common Stock                                     -               1,965,658
Arrow Finl Corp                                       Common Stock                                     -                   3,115
Artemis Intl Solutions Corp                           Common Stock                                     -                     125
Ascential Software Corp                               Common Stock                                     -                   4,050
Asia Pulp & Paper Co                                  Common Stock                                     -                     190
Astrazeneca Plc- Spons                                Common Stock                                     -                   6,058
Astronics Corp                                        Common Stock                                     -                   2,819
Astropower Inc                                        Common Stock                                     -                   4,043
AT & T Corp                                           Common Stock                                     -                   9,070
At Home Corp                                          Common Stock                                     -                     150
AT&T Wireless Svcs Inc                                Common Stock                                     -               2,346,974
Atlas Pipeline Partners                               Common Stock                                     -                   2,439
Atmel Corp                                            Common Stock                                     -                     737

Baxter International Inc. and Subsidiaries                            Schedule I
Incentive Investment Plan                                           Page 2 of 16
Form 5500, Schedule H, Part IV 4i-Schedule of Assets Held for
Investment Purposes
December 31, 2001


Atsi Communications Inc                               Common Stock                                     -                   2,800
Audiocodes Ltd                                        Common Stock                                     -                   1,130
Avici Sys Inc                                         Common Stock                                     -                   3,233
Avnet Inc                                             Common Stock                                     -               1,094,428
Backweb Technologies Ltd                              Common Stock                                     -                     540
Baker Hughes Inc                                      Common Stock                                     -                  12,765
Ballard Pwr Sys Inc                                   Common Stock                                     -                   4,140
Bank Amer Corp                                        Common Stock                                     -               5,976,997
Bank One Corp                                         Common Stock                                     -               4,279,937
* Baxter International Inc.                           Common Stock                                     -             226,202,673
Bea Systems Inc                                       Common Stock                                     -                  18,634
Berkshire Hathaway Inc                                Common Stock                                     -               2,184,019
Beyond Corp Com                                       Common Stock                                     -                  13,041
Biolase Tech Inc                                      Common Stock                                     -                  35,847
Biomerica Inc                                         Common Stock                                     -                   9,240
Black & Decker Corp                                   Common Stock                                     -                   1,906
Black Box Corp                                        Common Stock                                     -                   5,288
Blue Martini Software Inc                             Common Stock                                     -                   3,010
Boeing Co Nfsc                                        Common Stock                                     -                  32,561
Bonso Electrs Intl                                    Common Stock                                     -                  24,066
Boston Biomedica Inc                                  Common Stock                                     -                  11,684
Boston Scientific Corp                                Common Stock                                     -               1,530,749
BP Amoco Plc                                          Common Stock                                     -                   9,369
Bradley Pharmacetls Inc                               Common Stock                                     -                  27,037
Breakaway Solutions Inc                               Common Stock                                     -                      39
Bristol Myers Squibb                                  Common Stock                                     -                   9,491
Britesmile Inc                                        Common Stock                                     -                   2,000
Broadband Holdrs                                      Common Stock                                     -                  13,200
Broadcom Corp                                         Common Stock                                     -                  17,165
Broadvision Inc                                       Common Stock                                     -                  31,729
Brocade Communications Sys Inc                        Common Stock                                     -                     331
Brown Tom Inc Com                                     Common Stock                                     -                   6,077
Burlington Northn Santa Fe                            Common Stock                                     -               1,988,580
Cable & Wireless Plc                                  Common Stock                                     -                   7,997
Cabot Microelectronics Crp                            Common Stock                                     -                  23,775
California Amplifier                                  Common Stock                                     -                 103,199
Calpine Corp                                          Common Stock                                     -                   3,358
Canadian 88 Energy Corp                               Common Stock                                     -                   1,170
Canadian Natural Resources Ltd                        Common Stock                                     -                  24,400
Candies Inc                                           Common Stock                                     -                   3,104
Capstone Turbine Corp                                 Common Stock                                     -                     379
Cardinal Health Inc                                   Common Stock                                     -                 886,101
Cardinal Health Inc                                   Common Stock                                     -              24,503,869
Caremark Rx Inc                                       Common Stock                                     -                  24,465
Carreker Antinori Inc                                 Common Stock                                     -                   1,180
Cdw Computer Ctrs                                     Common Stock                                     -                  18,799
Celestica Inc                                         Common Stock                                     -                   4,039
Cell Genesys Inc                                      Common Stock                                     -                   1,394
Cendant Corp                                          Common Stock                                     -                  19,610
Cendant Corp                                          Common Stock                                     -                 825,154
Central European Distr Corp                           Common Stock                                     -                   4,952
Centurytel Inc                                        Common Stock                                     -               1,656,200
Charter Comm Inc                                      Common Stock                                     -                   4,108
Check Point Software Tech Ltd                         Common Stock                                     -                  19,945
Chesapeake Energy Corporation Oklahoma                Common Stock                                     -                   1,983
Chevrontexaco Corp                                    Common Stock                                     -                  17,922
Chiquita Brands Intl Inc                              Common Stock                                     -                   1,024
Chubb Corp                                            Common Stock                                     -               2,418,361
Ciena Corp                                            Common Stock                                     -                   6,654
Cisco Sys Inc                                         Common Stock                                     -               3,211,831
* CitiGroup Inc                                       Common Stock                                     -               6,461,414
Citizens Communications Co                            Common Stock                                     -               1,166,241
Clear Channel Communications                          Common Stock                                     -                 630,060
Cmg Information Svcs Inc                              Common Stock                                     -                   1,182
Coca Cola Co                                          Common Stock                                     -                   9,546
Colgate Palmolive Co                                  Common Stock                                     -               1,120,667
Colorado Medtech Inc                                  Common Stock                                     -                   2,950
Comcast Corp                                          Common Stock                                     -                  18,000
Comcast Corp                                          Common Stock                                     -                 121,185
Comdisco Inc                                          Common Stock                                     -                     676
Commerce One Inc                                      Common Stock                                     -                   1,785
Commtouch Software Ltd                                Common Stock                                     -                     135
Compaq Computer Co                                    Common Stock                                     -                  60,512
Conagra Inc                                           Common Stock                                     -                   4,754

Baxter International Inc. and Subsidiaries                            Schedule I
Incentive Investment Plan                                           Page 3 of 16
Form 5500, Schedule H, Part IV 4i-Schedule of Assets Held for
Investment Purposes
December 31, 2001


Conagra Inc                                           Common Stock                                     -                 564,819
Concord EFS Inc                                       Common Stock                                     -                 253,147
Concur Technologies Inc                               Common Stock                                     -                   2,768
Conexant Sys Inc                                      Common Stock                                     -                   8,616
Conoco Inc Common                                     Common Stock                                     -                   4,245
Conseco Inc                                           Common Stock                                     -                   4,460
Constellation Energy Group Inc                        Common Stock                                     -               1,918,917
Continental Airls Inc                                 Common Stock                                     -                  18,740
Convergys Corp                                        Common Stock                                     -               1,577,513
Cooper Tire & Rubber Co                               Common Stock                                     -                 663,668
Corecomm Ltd                                          Common Stock                                     -                     800
Corning Inc                                           Common Stock                                     -                  56,342
Corvis Corp                                           Common Stock                                     -                  61,451
Covad Communications Group Inc                        Common Stock                                     -                     280
Creative Host Services Inc                            Common Stock                                     -                  19,688
Crown Cork & Seal Inc                                 Common Stock                                     -                 143,846
CSX Corp                                              Common Stock                                     -               5,506,264
Cyber-Care Inc                                        Common Stock                                     -                   4,800
Cymer Inc                                             Common Stock                                     -                   4,010
Cytogen Corp                                          Common Stock                                     -                   6,020
Daimlerchrysler                                       Common Stock                                     -                   4,302
Dana Corp                                             Common Stock                                     -                 540,071
Data Race Inc                                         Common Stock                                     -                     160
Datastream Systems Inc                                Common Stock                                     -                     771
Deere & Company                                       Common Stock                                     -                   6,659
Dell Computer Corp                                    Common Stock                                     -               1,011,064
Delta Air Lines                                       Common Stock                                     -                   1,170
Denbury Res Inc                                       Common Stock                                     -                     731
Digital Lightwave Inc                                 Common Stock                                     -                  44,367
Discovery Partners Intl Inc                           Common Stock                                     -                   7,400
Disney Walt Co                                        Common Stock                                     -                 776,850
Divine Inc                                            Common Stock                                     -                     308
Dollar Gen Corp                                       Common Stock                                     -                   1,276
Dot Hill Sys Corp                                     Common Stock                                     -                     672
Dover Corp                                            Common Stock                                     -                 568,883
Dow Chem Co                                           Common Stock                                     -               3,220,732
Dow Chem Co                                           Common Stock                                     -                   3,378
Dsl.net Inc                                           Common Stock                                     -                   6,300
Du Pont E I De Nemours & Co                           Common Stock                                     -                   4,251
Ducati Motor Holding                                  Common Stock                                     -                  15,750
Duke Energy Co                                        Common Stock                                     -               1,399,334
Duke Energy Co                                        Common Stock                                     -                  89,631
Dycom Inds Inc                                        Common Stock                                     -                   6,684
Dynegy Inc                                            Common Stock                                     -                 100,988
E Loan Inc                                            Common Stock                                     -                   5,520
E M C Corp                                            Common Stock                                     -                 217,849
E*Trade Group Inc.                                    Common Stock                                     -                  10,250
E.Piphany Inc                                         Common Stock                                     -                   1,742
Eastman Chem Co                                       Common Stock                                     -               1,760,534
Eastman Kodak Co                                      Common Stock                                     -                   1,472
Eaton Corp                                            Common Stock                                     -               1,068,238
EB2B Commerce Inc                                     Common Stock                                     -                   1,200
Echostar Communications                               Common Stock                                     -                   5,494
Edge Pete Corp                                        Common Stock                                     -                   1,060
Edwards A G                                           Common Stock                                     -                   3,310
Edwards Lifesciences Corp                             Common Stock                                     -              12,317,646
El Paso Corp                                          Common Stock                                     -                   1,338
Elan Corp Plc                                         Common Stock                                     -                   1,352
Electronic Data System Corp                           Common Stock                                     -               6,800,548
Electronics Arts                                      Common Stock                                     -                   2,998
Engelhard Corp                                        Common Stock                                     -                 972,889
Enron Corp Oregan                                     Common Stock                                     -                   7,266
Epicor Software Corp                                  Common Stock                                     -                  15,645
Epimmune Inc                                          Common Stock                                     -                     225
Equifax Inc                                           Common Stock                                     -               1,243,338
Ericsson L M Tel Co                                   Common Stock                                     -                  23,547
Exodus Communications Inc                             Common Stock                                     -                      70
Exxon Mobil Corp                                      Common Stock                                     -                  63,526
Fannie Mae                                            Common Stock                                     -                  10,176
Federal Home Ln Mtg Corp                              Common Stock                                     -               5,082,953
Federal Natl Mtg Assn                                 Common Stock                                     -               3,101,216
Federated Dept Stores Inc                             Common Stock                                     -               2,587,575
Fedex Corp                                            Common Stock                                     -                  29,053
First Data Corp                                       Common Stock                                     -               1,281,580

Baxter International Inc. and Subsidiaries                            Schedule I
Incentive Investment Plan                                           Page 4 of 16
Form 5500, Schedule H, Part IV 4i-Schedule of Assets Held for
Investment Purposes
December 31, 2001

Fmc Corp                                              Common Stock                                     -                  21,242
Food Technology Svcs Inc                              Common Stock                                     -                     725
Ford Mtr Co                                           Common Stock                                     -                  13,519
Freddie Mac                                           Common Stock                                     -                  13,162
Frontier Airlines Inc                                 Common Stock                                     -                   1,275
Gateway Inc                                           Common Stock                                     -                  10,452
Gemstar Tv Guide Intl Inc                             Common Stock                                     -                   8,310
Genentech Inc                                         Common Stock                                     -                  13,400
General Elec Co                                       Common Stock                                     -               6,303,915
General Motors Corp                                   Common Stock                                     -                  69,045
Genuine Parts Co                                      Common Stock                                     -                 886,594
Georgia Pac Corp                                      Common Stock                                     -               1,052,436
Getty Images Inc                                      Common Stock                                     -                   1,149
Gilead Sciences Inc                                   Common Stock                                     -                   6,572
Global Crossing Ltd                                   Common Stock                                     -                   6,401
Global Telesystems Group Inc                          Common Stock                                     -                       8
Goldman Sachs Group Inc                               Common Stock                                     -                   6,985
Goldman Sachs Group Inc                               Common Stock                                     -                 780,551
Goodyear Tire & Rubber                                Common Stock                                     -               1,656,384
Guidant Corp                                          Common Stock                                     -               1,306,604
Guilford Pharmaceutical Inc                           Common Stock                                     -                  24,000
Gulf Island Fabrication Inc                           Common Stock                                     -                  14,824
H Pwr Corp                                            Common Stock                                     -                   3,120
Haemonetics Corp                                      Common Stock                                     -                   2,035
Halliburton Co Holding Co                             Common Stock                                     -                   3,930
Harley Davidson Inc                                   Common Stock                                     -                   5,431
Harley Davidson Inc                                   Common Stock                                     -               1,328,145
Harmony Gold Mining Co                                Common Stock                                     -                   1,237
HCA Inc                                               Common Stock                                     -               1,698,011
Headwaters Inc                                        Common Stock                                     -                  24,066
Healthcare Rlty Tr                                    Common Stock                                     -                   5,600
Henry Jack & Assoc Inc                                Common Stock                                     -                   2,184
Hewlett Packard Co                                    Common Stock                                     -                 719,900
Home Depot                                            Common Stock                                     -               4,188,263
Honeywell Intl Inc                                    Common Stock                                     -                  25,403
Household Intl Inc                                    Common Stock                                     -               2,380,649
Human Genome Sciences Inc                             Common Stock                                     -                   1,517
I2 Tech Inc                                           Common Stock                                     -                   8,848
Identix Inc                                           Common Stock                                     -                   1,459
Immunex Corp                                          Common Stock                                     -                  44,087
Immunogen Inc                                         Common Stock                                     -                  11,639
Impco Technologies Inc                                Common Stock                                     -                  12,690
Infospace Com Inc                                     Common Stock                                     -                     615
Ingram Micro Inc                                      Common Stock                                     -                 253,792
Inktomi Corporation                                   Common Stock                                     -                   3,355
Innodata Corp                                         Common Stock                                     -                   3,594
Integrated Circuit System Inc                         Common Stock                                     -                   2,259
Integrated Device Tech Inc                            Common Stock                                     -                   5,584
Intel Corp                                            Common Stock                                     -               2,781,222
Interlink Electrs                                     Common Stock                                     -                   1,299
International Business Machs                          Common Stock                                     -               1,712,563
International Paper Co                                Common Stock                                     -                 826,956
Internet Cap Group Inc                                Common Stock                                     -                   4,538
Interpublic Group Cos Inc                             Common Stock                                     -               1,769,435
Intershop Comm                                        Common Stock                                     -                   1,400
Interwave Comm Intl Inc                               Common Stock                                     -                   3,750
Intl Fibercom Inc                                     Common Stock                                     -                     275
Intl Paper Co                                         Common Stock                                     -                   4,060
Investors Financial Services Corp                     Common Stock                                     -                   3,443
Ion Networks Inc                                      Common Stock                                     -                     365
Iridex Corp                                           Common Stock                                     -                     956
Ishares Inc Msci Australia Index Fund                 Common Stock                                     -                   7,947
Ishares Tr Dow Jones U S Healthcare Sector Index      Common Stock                                     -                  31,050
Ishares TR Dow Jones US Finl Sector Index Fd          Common Stock                                     -                  40,245
Ishares TR S&P Euro Plus 350 Index Fund               Common Stock                                     -                  15,541
Ishares TR S&P/Topix 150 Index Fd                     Common Stock                                     -                  14,567
J D Edwards & Co                                      Common Stock                                     -                   1,645
J P Morgan Chase & Co                                 Common Stock                                     -                  45,470
Jabil Circuit Inc                                     Common Stock                                     -                  47,939
Jds Uniphase Corp                                     Common Stock                                     -                  81,193
Jni Corp                                              Common Stock                                     -                   4,155
Johnson & Johnson                                     Common Stock                                     -               2,550,951
Jones Apparel Group Inc                               Common Stock                                     -               1,228,247
Juniper Networks Inc                                  Common Stock                                     -                 205,740

Baxter International Inc. and Subsidiaries                            Schedule I
Incentive Investment Plan                                           Page 5 of 16
Form 5500, Schedule H, Part IV 4i-Schedule of Assets Held for
Investment Purposes
December 31, 2001


K Mmart Corp                                          Common Stock                                     -                  13,650
Kana Software Inc                                     Common Stock                                     -                   2,238
Kcs Energy Inc Frmly Kcs Group                        Common Stock                                     -                   1,248
Key3Media Group Inc                                   Common Stock                                     -                   6,396
Kimberly Clark Corp                                   Common Stock                                     -                  11,063
Kimberly Clark Corp                                   Common Stock                                     -               1,095,322
Kinder Morgan Inc                                     Common Stock                                     -               1,350,865
Kla-Tencor Corp                                       Common Stock                                     -                   2,478
Knight Trading Group Inc                              Common Stock                                     -                   1,322
Koala Corp                                            Common Stock                                     -                      81
Kohls Corp                                            Common Stock                                     -               5,865,216
Kraft Foods Inc                                       Common Stock                                     -                   5,105
Krispy Kreme Doughnuts Inc                            Common Stock                                     -                   4,420
Kroger Co                                             Common Stock                                     -               1,787,340
Lajolla Pharmaceutical Co                             Common Stock                                     -                     894
Lear Corp                                             Common Stock                                     -               1,008,232
Lehmanh Brothers Hldgs Inc                            Common Stock                                     -               2,056,864
Level 3 Communications Inc                            Common Stock                                     -                  10,000
Liberate Techs Inc                                    Common Stock                                     -                   3,444
Liberty Media Corp                                    Common Stock                                     -               2,762,511
Lifecell Corp                                         Common Stock                                     -                     409
Lightpath Tech Inc                                    Common Stock                                     -                   1,047
Lilly Eli & Co                                        Common Stock                                     -                     785
Lincare Hldgs Inc                                     Common Stock                                     -                  26,931
Linuxwizardry Sys Inc                                 Common Stock                                     -                      16
Lockheed Martin Corp                                  Common Stock                                     -                  70,005
London Pac Group Ltd                                  Common Stock                                     -                  11,880
Loudcloud Inc                                         Common Stock                                     -                     424
Lowes Companies                                       Common Stock                                     -                  11,138
Lsi Logic Corp                                        Common Stock                                     -                  19,725
Lubrizol Corp                                         Common Stock                                     -               1,413,990
Lucent Tech Inc                                       Common Stock                                     -                  64,172
Lyondell Chemical Co                                  Common Stock                                     -                 479,547
Marathon Oil Corp                                     Common Stock                                     -               1,603,924
Marchfirst Inc                                        Common Stock                                     -                       1
Marconi Plc                                           Common Stock                                     -                   5,850
Mattel Inc                                            Common Stock                                     -                  34,400
Maxcor Financial Grp Inc                              Common Stock                                     -                   4,708
Maxim Integrated Prods Inc                            Common Stock                                     -                 514,690
Maximus Inc                                           Common Stock                                     -                  21,030
May Dept Stores Co                                    Common Stock                                     -               2,603,186
MBIA Inc                                              Common Stock                                     -               1,168,152
MBNA Corp                                             Common Stock                                     -               6,576,535
MCDATA Corp                                           Common Stock                                     -                     441
McDonalds Corp                                        Common Stock                                     -                   2,647
Mead Corp                                             Common Stock                                     -                 659,074
Medical Advisory Sys Inc                              Common Stock                                     -                     490
Medimmune Inc                                         Common Stock                                     -                   3,245
Medtronic Inc                                         Common Stock                                     -               1,237,124
Mercator Software Inc                                 Common Stock                                     -                  10,241
Merck & Co Inc                                        Common Stock                                     -                 102,900
Mercury Interactive Corp                              Common Stock                                     -                  10,194
Merge Technologies Inc                                Common Stock                                     -                   5,720
Merrill Lynch & Co Inc                                Common Stock                                     -                   5,258
Merrill Lynch & Co Inc                                Common Stock                                     -               1,573,885
Metlife Inc                                           Common Stock                                     -                     317
Metro Goldwyn Mayer Inc                               Common Stock                                     -                   2,190
Metromedia Fiber Network Inc                          Common Stock                                     -                  33,000
Micromuse Inc                                         Common Stock                                     -                  45,000
Microsoft Corp                                        Common Stock                                     -               5,038,495
Microstrategy Inc                                     Common Stock                                     -                   1,540
Millennium Chemicals Inc                              Common Stock                                     -                 466,564
Millennium Pharm Inc                                  Common Stock                                     -                   9,804
MIM Corp                                              Common Stock                                     -                   3,916
Mirant Corp Nfs Llc                                   Common Stock                                     -                   1,650
Morgan ST Dean Witter Discover & Co                   Common Stock                                     -                   2,797
Morgan Stanley Dean Witter & Co                       Common Stock                                     -                 598,157
Motient Corp                                          Common Stock                                     -                     431
Motorola Inc                                          Common Stock                                     -                 186,135
MRV Communications                                    Common Stock                                     -                     424
Murphy Oil Corp                                       Common Stock                                     -                   2,101
Mylan Labs Inc                                        Common Stock                                     -               1,522,242
Myriad Genetics Inc                                   Common Stock                                     -                   1,053
Nasdaq 100 TR Unit Ser 1                              Common Stock                                     -                  88,793

Baxter International Inc. and Subsidiaries                            Schedule I
Incentive Investment Plan                                           Page 6 of 16
Form 5500, Schedule H, Part IV 4i-Schedule of Assets Held for
Investment Purposes
December 31, 2001


National City Corp                                    Common Stock                                     -               1,774,625
Neoforma                                              Common Stock                                     -                   4,373
Netsilicon Inc                                        Common Stock                                     -                     385
Network Appliance Corp                                Common Stock                                     -                   1,750
New Millennium Media                                  Common Stock                                     -                     235
Newell Rubbermaid Inc                                 Common Stock                                     -                   5,514
Newmark Homes Corp                                    Common Stock                                     -                   1,444
Nexell Therapeutics Inc                               Common Stock                                     -                   1,278
Nextel Comm Inc                                       Common Stock                                     -                   7,672
Nokia Corp                                            Common Stock                                     -                  66,231
Nokia Corp                                            Common Stock                                     -               5,491,194
Nordic American Tanker Shipping Ltd                   Common Stock                                     -                   1,385
Norfolk Southn Corp                                   Common Stock                                     -               2,336,568
Nortel Networks Corp                                  Common Stock                                     -                  46,627
Nortel Networks Corp                                  Common Stock                                     -               1,302,445
Northfield Laboratories Inc                           Common Stock                                     -                   9,439
Novell Inc                                            Common Stock                                     -                     459
Nuance Communication                                  Common Stock                                     -                   3,185
O Charleys Inc                                        Common Stock                                     -                   3,702
O Reilly Automotive Inc                               Common Stock                                     -                   5,471
Occidental Pete Corp                                  Common Stock                                     -               3,464,581
Occidental Petroleum Corp                             Common Stock                                     -                   9,286
OM Group Inc                                          Common Stock                                     -                     993
OmniCare Inc                                          Common Stock                                     -               1,009,957
Opentv Corp                                           Common Stock                                     -                     827
Oplink Communications Inc                             Common Stock                                     -                     226
Oracle Corporation                                    Common Stock                                     -                  96,118
Orchid Biosciences Inc                                Common Stock                                     -                   5,500
Osi Systems Inc                                       Common Stock                                     -                   1,824
Owens ILL Inc                                         Common Stock                                     -                 470,805
Oxford Health Plans Inc                               Common Stock                                     -               1,283,159
P & O Princess Cruises PLC                            Common Stock                                     -                  20,880
P F Changs China Bistro Inc                           Common Stock                                     -                  23,650
Pacificare Health Systems                             Common Stock                                     -                 373,663
Palm Inc                                              Common Stock                                     -                  78,240
Paradyne Networks Inc                                 Common Stock                                     -                   3,822
Parametric Tech Corp                                  Common Stock                                     -                     781
Parker Drilling Co                                    Common Stock                                     -                   1,107
Paychex Inc                                           Common Stock                                     -                   8,364
PDI Inc                                               Common Stock                                     -                   2,232
Pfizer Inc                                            Common Stock                                     -               6,988,290
Pharmacia Corp                                        Common Stock                                                     1,957,358
Philip Morris Cos Inc                                 Common Stock                                     -               2,749,560
Phillips Pete Co                                      Common Stock                                     -               5,667,890
PLC Sys Inc                                           Common Stock                                     -                   7,440
Plum Creek Timber Co Inc                              Common Stock                                     -                  14,175
Pmc-Sierra Inc                                        Common Stock                                     -                  41,457
Portal Software Inc                                   Common Stock                                     -                   4,160
Priceline.com Inc                                     Common Stock                                     -                  11,640
Proctor & Gamble Co                                   Common Stock                                     -                   9,543
Prudential Finl Inc                                   Common Stock                                     -                 361,467
Psinet Inc                                            Common Stock                                     -                      12
Purchasepro.com Inc                                   Common Stock                                     -                     605
Qlogic Corp                                           Common Stock                                     -                   4,451
Qualcomm Inc                                          Common Stock                                     -                  30,300
Quanta Services Inc                                   Common Stock                                     -                   7,715
Quantum Corp                                          Common Stock                                     -               1,085,426
Qwest Communications Intl Inc                         Common Stock                                     -                 249,018
Radioshack Corp                                       Common Stock                                     -                   3,010
Rainbow Technologies Inc                              Common Stock                                     -                   1,480
Rambus Inc                                            Common Stock                                     -                   1,758
Rare Medium Group Inc                                 Common Stock                                     -                     814
Rational Software Cp                                  Common Stock                                     -                     878
Red Hat Inc                                           Common Stock                                     -                   2,840
Redback Networks Inc                                  Common Stock                                     -                   3,042
Repeater Technologie Inc                              Common Stock                                     -                     315
Repligen Corp                                         Common Stock                                     -                     487
Republic Svcs Inc                                     Common Stock                                     -               1,927,753
Return Assured Inc                                    Common Stock                                     -                      11
RF Micro Devices Inc                                  Common Stock                                     -                   3,846
Rite Aid Corp                                         Common Stock                                     -                  10,712
S & P 500 Depository Receipt                          Common Stock                                     -                  17,145
Saba Software Inc                                     Common Stock                                     -                   2,610
Safeway Inc                                           Common Stock                                     -               1,963,445

Baxter International Inc. and Subsidiaries                            Schedule I
Incentive Investment Plan                                           Page 7 of 16
Form 5500, Schedule H, Part IV 4i-Schedule of Assets Held for
Investment Purposes
December 31, 2001


Sandisk Corp                                          Common Stock                                     -                   1,440
Sanmina Corp                                          Common Stock                                     -                   1,214
Savvis Commun Corp                                    Common Stock                                     -                     570
SBC Communications                                    Common Stock                                     -                  47,151
Scana Corp                                            Common Stock                                     -                 192,877
Scansoft Inc                                          Common Stock                                     -                  10,191
Schering Plough Corp                                  Common Stock                                     -               1,003,402
Schwab Charles Corp                                   Common Stock                                     -                   3,094
Scientific Atlanta                                    Common Stock                                     -                   2,394
Sears Roebuck & Co                                    Common Stock                                     -               3,318,640
Seitel Inc                                            Common Stock                                     -                   4,896
Seracare Life Sciences Inc                            Common Stock                                     -                     990
Serena Software Inc                                   Common Stock                                     -                   4,348
Sherwood Brands Inc                                   Common Stock                                     -                   4,300
Shurgard Storage CTR Inc                              Common Stock                                     -                  51,200
Sicor Inc                                             Common Stock                                     -                   2,352
Siebel Systems Inc                                    Common Stock                                     -                  38,473
Slilcon Storage Tech Inc                              Common Stock                                     -                   9,640
Silicon VY Bancshrs                                   Common Stock                                     -                   2,673
Singing Machine Co Inc                                Common Stock                                     -                  11,330
Sirius Satellilte Radio Inc                           Common Stock                                     -                     872
Sketchers USA Inc                                     Common Stock                                     -                   3,655
Smurfit Stone Container Corp                          Common Stock                                     -               1,122,618
Socket Comm Inc                                       Common Stock                                     -                     840
Solectron Corp                                        Common Stock                                     -                 556,169
Solectron Corp Delaware                               Common Stock                                     -                  22,560
Sonus Networks Inc                                    Common Stock                                     -                   7,161
Southern Co                                           Common Stock                                     -                     254
Southwest Airlns Co                                   Common Stock                                     -                   3,696
Spectranetics Corp                                    Common Stock                                     -                   9,738
Sprint Corp                                           Common Stock                                     -               2,579,758
SPX Corp                                              Common Stock                                     -                  28,749
ST Joe Corp                                           Common Stock                                     -                  34,022
Stein Mart Inc                                        Common Stock                                     -                   2,675
Stemcells Inc                                         Common Stock                                     -                   1,745
Stilwell Financial Inc                                Common Stock                                     -                 404,248
Storagenetworks Inc                                   Common Stock                                     -                   1,854
Stratos Lightwave Inc                                 Common Stock                                     -                   1,538
Sun Microsystems Inc                                  Common Stock                                     -                 601,572
Surebeam Corp                                         Common Stock                                     -                  10,470
Sycamore Networks Inc                                 Common Stock                                     -                  17,420
Taiwan Semiconductor Manufacturing Co                 Common Stock                                     -                  17,170
Target Corp                                           Common Stock                                     -               1,414,494
Targeted Genetics Corp                                Common Stock                                     -                     542
Taylor Devices Inc                                    Common Stock                                     -                   5,700
Tech Data Corp                                        Common Stock                                     -                 801,304
Technitrol Inc                                        Common Stock                                     -                   4,419
Telephone & Data Sys Inc                              Common Stock                                     -                 844,164
Tellabs Inc                                           Common Stock                                     -               1,882,396
Tellium Inc NFS Llc                                   Common Stock                                     -                  20,746
Temple Inland Inc                                     Common Stock                                     -                 488,653
Tenet Healthcare Corp                                 Common Stock                                     -                  15,854
Tenet Healthcare Corp                                 Common Stock                                     -               1,767,373
Terayon Comm Sys                                      Common Stock                                     -                   4,136
Texas Biotech Corp                                    Common Stock                                     -                     780
Texas Instruments Inc                                 Common Stock                                     -                 491,660
Textron Inc                                           Common Stock                                     -               1,436,700
The Keith Companies Inc                               Common Stock                                     -                   5,090
Thermo Electron Corp                                  Common Stock                                     -               1,322,900
Tioga Technologies Ltd                                Common Stock                                     -                     840
Tivo Inc                                              Common Stock                                     -                   1,310
TJX Cos Inc                                           Common Stock                                     -               1,322,059
TMP Worldwide Inc                                     Common Stock                                     -                  25,740
Torchmark Inc                                         Common Stock                                     -               1,249,965
Transwitch Corp                                       Common Stock                                     -                   6,750
TRC COS Inc                                           Common Stock                                     -                   5,000
Triad Hosp Inc                                        Common Stock                                     -                 682,880
Trimedyne Inc                                         Common Stock                                     -                   4,400
Tripath Technology Inc                                Common Stock                                     -                   1,710
Triquint Semiconductor Inc                            Common Stock                                     -                  24,520
TVX Gold Inc                                          Common Stock                                     -                   1,075
Tyco Intl                                             Common Stock                                     -                   7,894
Tyco Intl Ltd                                         Common Stock                                     -               6,560,494
U S Phusical Therapy Inc                              Common Stock                                     -                   2,424

Baxter International Inc. and Subsidiaries                            Schedule I
Incentive Investment Plan                                           Page 8 of 16
Form 5500, Schedule H, Part IV 4i-Schedule of Assets Held for
Investment Purposes
December 31, 2001



  UnitedHealth Group Inc                                Common Stock                                     -               3,804,676
  US Airways Grp Inc                                    Common Stock                                     -                     539
  US Bancorp                                            Common Stock                                     -               1,761,395
  Usinternetworking Inc                                 Common Stock                                     -                     660
  Utstarcom Inc                                         Common Stock                                     -                  14,250
  V F Corp                                              Common Stock                                     -               1,073,716
  V I Technologies Inc                                  Common Stock                                     -                   6,255
  Valero Energy Corp                                    Common Stock                                     -                 517,061
  Varian Inc                                            Common Stock                                     -                     973
  Verisign Inc                                          Common Stock                                     -                   7,988
  Veritas Software Corp                                 Common Stock                                     -                 332,888
  Verizon Communications                                Common Stock                                     -                  16,611
  Verticalnet Inc                                       Common Stock                                     -                   1,540
  Viacom Inc                                            Common Stock                                     -               1,752,846
  Viasystems Group Inc                                  Common Stock                                     -                   5,670
  Video Network Communications Inc                      Common Stock                                     -                     460
  Vintage Pete Inc                                      Common Stock                                     -                   1,445
  Viryanet Ltd                                          Common Stock                                     -                      88
  Vitesse Semiconductr Corp                             Common Stock                                     -                  12,430
  Vodafone Group Plc                                    Common Stock                                     -                   1,284
  Vodafone Group PLC                                    Common Stock                                     -                 930,561
  Vsource Inc                                           Common Stock                                     -                      43
  Wachovia Corp 2nd New                                 Common Stock                                     -               2,722,979
  Walmart Stores Inc                                    Common Stock                                     -               1,322,535
  Walgreen Co                                           Common Stock                                     -               2,192,849
  Washington Mut Inc                                    Common Stock                                     -               3,818,690
  Washington Mut Inc                                    Common Stock                                     -                 166,795
  Weatherford Intl Inc                                  Common Stock                                     -                 745,183
  Wellpoint Health Networks Inc                         Common Stock                                     -                 335,502
  Wendys Intl Inc                                       Common Stock                                     -                   5,834
  Westell Tecnologies Inc                               Common Stock                                     -                   2,640
  Western Digital Corp                                  Common Stock                                     -                   9,405
  Westvaco Corp                                         Common Stock                                     -               1,706,961
  Whirlpool Corp                                        Common Stock                                     -                 221,437
  Wild Oats Markets Inc                                 Common Stock                                     -                     993
  Williams Cos Inc                                      Common Stock                                     -                      51
  Wire One Technologies Inc                             Common Stock                                     -                     622
  Wisconsin Energy Corp                                 Common Stock                                     -                 681,252
  Worldcom Inc/Worldcom Grp                             Common Stock                                     -               5,050,802
  Wrigley WM JR Co                                      Common Stock                                     -                   5,137
  WRP Corp                                              Common Stock                                     -                   1,500
  Xerox Corp                                            Common Stock                                     -                   2,084
  XM Satellitel Radio Hldgs Inc                         Common Stock                                     -                   4,131
  XO Communications Inc                                 Common Stock                                     -                     240
  XOMA Ltd                                              Common Stock                                     -                     985
  XTO Energy Inc                                        Common Stock                                     -                  18,386
  Yahoo Inc                                             Common Stock                                     -                   4,435
  Zebra Technologies Corp                               Common Stock                                     -                   5,551
  Zimmer Hldgs Inc                                      Common Stock                                     -                     458
  Zoll Medical Corp                                     Common Stock                                     -                   3,889
                                                                                               ------------------   ----------------

                                                                                                         -            $544,830,422
                                                                                               ------------------   ----------------

Fixed income securities:


  Alberta Energy                                        9.50% 09/30/2048                                 -            $      2,635
  Anheuser Busch Cos Inc                                Deb 6.800 8/20/2032                              -                 619,405
  Boeing Cap Corp                                       Sr NT 5.650 5/15/2006                            -                 689,932
  Calpine Corp                                          8.500 2/15/2011                                  -                 292,048
  CitiGroup Inc                                         Global Sr NT 5.750 5/10/2006                     -                 293,554
  CMS Energy Corp                                       8.75% 07/01/2002                                 -                   3,015
  Coca Cola Enterprises Inc                             Deb 6.950 11/15/2026                             -                 712,573
  Commercial Mtg Accep Corp                             Ser 1998 C2 Cla 2 6.030 3/15/2008                -                 703,706
  Continental Airls                                     Pass Thru CTF Ser 1997 4 6.900 1/02/2018         -                 875,486
  Continental Airls                                     Pass Thru Ser 1998 1 Cl A 6.648 9/15/2017        -                 112,495
  Countrywide Fdg Corp Mtn                              Tranche Tr 00244 5.250 6/15/2004                 -                 685,234
  Devon Fing Corp U L C                                 Deb 144A 7.875 9/30/2031                         -                 777,561
  Enron Corp                                            SER A 9%                                         -                      83
  Erac USA Fin Co                                       GTD NT 144A 7.350 6/15/2008                      -                 678,909
  Fed Hm Ln Pc                                          6.000 3/01/2031                                  -                 829,014
  Fed Hm Ln Pc                                          6.500 10/01/2016                                 -               1,945,983
  Fed Hm Ln Pc                                          6.500 3/01/2031                                  -               2,673,309
  Federal Natl Mtg Assn                                 6.000 5/15/2011                                  -                 703,851
  Federal Natl Mtg Assn                                 7.250 1/15/2010                                  -                 480,560


Baxter International Inc. and Subsidiaries                            Schedule I
Incentive Investment Plan                                           Page 9 of 16
Form 5500, Schedule H, Part IV 4i-Schedule of Assets Held for
Investment Purposes
December 31, 2001


  FNBC 1993 A Pass Thru Tr                            Pass Thru CTF Ser 1993 A 8.080 1/05/2018         -                 367,711
  FNMA Pool                                           6.000 12/01/2013                                 -               1,548,232
  FNMA Pool                                           6.000 4/01/2028                                  -               1,731,523
  FNMA Pool                                           6.000 5/01/2016                                  -               2,231,384
  FNMA Pool                                           6.000 5/01/2031                                  -               2,155,655
  FNMA Pool                                           6.000 8/01/2031                                  -               1,520,761
  FNMA Pool                                           6.500 10/01/2028                                 -                 731,476
  FNMA Pool                                           6.500 12/01/2031                                 -                 316,423
  FNMA Pool                                           6.500 5/01/2031                                  -                 919,296
  FNMA Pool                                           6.500 5/01/2031                                  -               1,119,906
  FNMA Pool                                           6.500 9/01/2031                                  -               1,558,311
  FNMA Pool                                           7.000 3/01/2015                                  -                 932,322
  Ford Cr Auto Owner Tr                               Ser 2001 B Cl A4 5.120 10/15/2004                -               1,216,249
  Ford Mtr Cr Co                                      Global Landmark Secs Globls 6.875 2/01/2006      -                 988,474
  Gap Inc                                             NT 144A 8.800 12/15/2008                         -                 157,596
  General Elec Cap Corp Mtn                           Tranche Tr 00482 6.125 2/22/2011                 -                 602,939
  General Mtrs Accep Corp                             NT 6.875 9/15/2011                               -               1,170,210
  Georgia Pac Corp                                    NT 7.500 5/15/2006                               -                 784,324
  GMAC Coml Mtg Sec Inc                               Mtg Pass CTF 1998 C2 Cl A2 6.420 5/15/2035       -                 515,003
  GNMA Pool                                           6.500 12/15/2030                                 -                 682,355
  GNMA Pool                                           6.500 6/20/2031                                  -               1,136,839
  LB Coml Conduit Mtg Tr                              1999 C1 Cl A2 Mtg Pass Thru 6.780 6/15/2031      -                 625,975
  Lehmanh Brothers Hldg                               7.000 2/01/2008                                  -                 957,739
  Merrill Lynch Mtg Invs Inc                          Mtg Ctf Ser 1998 C2Cl A 1 6.220 2/15/2030        -                 132,198
  Mirant Americas Generation LLC                      Sr NT 8.300 5/01/2011                            -                 230,098
  Mirant Americas Generation LLC - 144A               Sr NT 144 A 7.200 10/01/2008                     -                 348,065
  Nova Chem Corp                                      9.50% 12/31/2047                                 -                   2,090
  Petroleum Goe Svcs A/A                              NT 7.500 3/31/2007                               -                 425,798
  Qwest Cap Fdg Inc                                   GTD NT 144A 7.000 8/03/2009                      -                 679,363
  Southwestern Pub Svc Co                             NT DTD 5.125 11/01/2006                          -                 232,260
  Texaco Cap Inc                                      GTDNT 7.090 2/01/2007                            -                  77,415
  Toys R Us Inc                                       NT 144A 7.625 8/01/2011                          -                 666,758
  Transocean Sedco Forex Inc                          NT 7.500 4/15/2031                               -                 745,305
  Tyson Foods Inc                                     NT 144A 8.250 10/01/2011                         -                 650,125
  United States Treas Bds                             6.625 2/15/2027                                  -               2,666,141
  United States Treas Bds                             7.250 8/15/2022                                  -                 418,883
  United States Treas Bds                             7.500 11/15/2016                                 -                 789,264
  United States Treas Nts                             5.500 2/28/2003                                  -               3,039,950
  United States Treas Nts                             5.875 11/15/2004                                 -               6,494,197
  United States Treas Nts                             6.375 8/15/2002                                  -                 858,531
  United States Treas Nts                             6.500 2/15/2010                                  -               2,290,169
  United States Treas Nts                             6.875 5/15/2006                                  -               1,446,644
  US West Cap Fdg Inc                                 Deb 6.875 7/15/2028                              -                 120,528
  Viacom Inc                                          Sr Deb 7.875 7/30/2030                           -                 867,829
  Worldcom Inc GA New                                 NT 8.250 5/15/2031                               -                 636,012
                                                                                             ------------------   -----------------

                                                                                                       -             $60,867,679
                                                                                             ------------------   -----------------

Baxter Global Wrap Account

Cash & Cash Equivalents:


  Canadian Dollar                                     Cash                                             -             $       363
  Euro Currency                                       Cash                                             -                  60,399
  Pound Sterling                                      Cash                                             -                     717
* State Street Bank & Trust Co.                       Short Term Investment Fund                       -              51,217,082
  US Treas Bills                                      0.010 06/20/2002                                 -                 704,063

Fixed Income Securities:

  Abbey Natl PLC                                      Deb 7.950 10/26/2029                             -             $   111,236
  Abbey Natl PLC                                      Sub Reset Cap Secs Prep 1.000 06/29/2049         -                 831,267
  Abbott Labs                                         NT 5.625 7/01/2006                               -                 509,789
  Abitibi Consolidated Inc                            Deb 8.850 8/01/2030                              -                 401,506
  Advanta Mtg Ln Tr                                   Ctf Cl A 4 7.750 10/25/2026                      -                 131,776
  AES Corp                                            SR NT 9.375 9/15/2010                            -                 215,460
  AFC Home Equity Ln Tr                               Ser 1993 2 Cl A 1.000 1/20/2013                  -                 138,277
  Ahold Fin USA Inc                                   GTD NT 8.250 7/15/2010                           -                 110,258
  Ahold Fin USA Inc                                   NT 6.250 5/01/2009                               -                 293,734
  Albertsons Inc                                      NT 7.500 2/15/2011                               -                  79,946
  Albertsons Inc                                      SR Deb 7.450 8/01/2029                           -                 439,643
  All Tel Oh Ltd Partnership                          GTD NT 144A 8.000 8/15/2010                      -                 968,595
  Allied Waste North America Inc                      SR NT 7.375 1/01/2004                            -                 147,834
  AMB Ppty LP                                         2008 NT 7.100 6/30/2008                          -               1,976,735

Baxter International Inc. and Subsidiaries                            Schedule I
Incentive Investment Plan                                          Page 10 of 16
Form 5500, Schedule H, Part IV 4i-Schedule of Assets Held for
Investment Purposes
December 31, 2001


  Amerada Hess Corp                                   NT 7.300 8/15/2031                               -                 152,515
  American Elec Pwr Inc                               Sr NT Ser A 6.125 5/15/2006                      -               1,212,074
  American Gen Fin Corp Mtn                           Tranche Tr 00324 6.550 6/24/2002                 -                 945,506
  Americredit Automobile Recs                         Ser 2001 D NT CL A 4 4.410 11/12/2008            -                 643,433
  Americredit Automobile Recs                         TR 20001 C NT CL A 4 5.010 7/14/2008             -                 799,595
  Amerisourcebergen Corp                              SR NT 144A 8.125 9/01/2008                       -                 152,675
  Amvescap Plc                                        SR NT 144 A 5.900 1/15/2007                      -                 370,738
  Amvescap Plc                                        SR NT 6.600 5/15/2005                            -                 204,456
  AOL Time Warner Inc                                 Deb 7.625 4/15/2031                              -                 204,923
  Aramark Svcs Inc                                    GTD NT 6.750 8/01/2004                           -                 192,971
  Aramark Svcs Inc                                    GTD NT 7.000 7/15/2006                           -                 533,527
  Associates Corp North Amer                          Sr NT 6.250 11/01/2008                           -               1,023,540
  AT&T Corp                                           USD Sr NT 144A 6.500 11/15/2006                  -               1,008,049
  AT&T Corp                                           USD Sr NT 144A 7.300 11/15/2011                  -               1,142,828
  Avalon Pptys Inc                                    NT 7.375 9/15/2002                               -                 227,604
  Avalonbay Cmntys Inc                                Tranche Tr 00005 6.625 9/15/2011                 -                 290,272
  Bank One Corp                                       7.875 8/01/2010                                  -               1,206,309
  BankBoston NA MTN                                   6.375 3/25/2008                                  -               4,005,955
  Bear Stearns Cos Inc                                Sr NT 6.250 7/15/2005                            -               1,025,357
  Boeing Cap Corp                                     SR NT 5.750 2/15/2007                            -                 272,271
  Bombardier Cap Inc Mtn                              Tranche Tr 00007 144 A 6.125 6/29/2006           -                 502,833
  Brascan Ltd                                         NT 7.375 10/01/2002                              -                 203,485
  Bristol Myers Squibb Co                             4.750 10/01/2006                                 -                 580,208
  Burlington Northn Santa Fe                          7.125 12/15/2010                                 -                 519,302
  Canadian Treas Bill                                 5.550 4/12/2001                                  -               1,416,640
  Canadian Treas Bill                                 5.760 3/01/2001                                  -                (540,782)
  Canadian Treas Bill                                 5.870 2/01/2001                                  -                (936,601)
  Capital Auto Receivables Asset                      2001 Asset Bkd NT Cl A 4 5.000 12/15/2006                          421,376
  Capital One                                         2001 7 BKD CTF CL A 3.850 8/15/2007              -                 785,213
  Centex Home Equity Ln                               2000 C Cl A4 7.720 5/25/2029                     -                  79,016
  Chase Manhattan Auto Owner                          2001 B Asset BKD NT CL A 4 3.800 5/15/2008       -                 387,257
  Chase Manhattan Auto Owner Tr                       Ser 2000 A Cl A3 6.210 12/15/2004                -                 317,059
  Chase Manhattan Corp New                            6.000 11/01/2005                                 -               1,028,465
  Chilgener SA                                        NT 6.500 1/15/2006                               -               2,678,509
  Chubb Corp                                          NT Dtd 20Nov 01 6.000 11/15/2011                 -                 485,967
* CitiGroup Inc Mt Sr Nts                             Tranche Sr 00051 5.625 5/17/2004                 -               1,531,437
* Citibank Cr Card Issuance                           2001 A8 NT 4.100 12/07/2006                      -                 390,150
* Citibank Cr Card Issuance                           NT CL 2001 A6 5.650 6/16/2008                    -                 611,252
* CitiBank Cr Card Issuance                           Tr NT Cl 2001 A6 5.650 6/16/2008                 -               2,745,541
* CitiBank Cr Card Master                             Tr 1 1997 6 Partn CTG Cl A ZCP 6.323 8/15/2006   -               1,785,558
* Citibank Cr cord Master Tr I                        199902 Partn CTF Cl A 5.875 3/10/2011            -               1,002,002
* CitiGroup Inc                                       7.250 10/01/2010                                 -               1,997,113
* CitiGroup Inc                                       7.250 10/10/2010                                 -               1,065,127
* CitiGroup Inc                                       NT 6.750 12/01/2005                              -                 488,861
  Citizens Communications Co                          Sr NT 144A 6.375 8/15/2004                       -                 503,543
  CK Witco Corp                                       SR NT 8.500 3/15/2005                            -                  25,456
  Clear Channel Communications                        SR NT 7.875 6/15/2005                            -                 103,971
  Clear Channel Communications                        Sr NT 7.875 6/15/2005                            -                 519,853
  Cleveland Elec Illum                                Secd NT Ser B 7.670 7/01/2004                    -                 185,111
  CNH Equity Tr                                       2001 A Asset Bkd NT Cl A 4 5.380 8/15/2007       -               1,521,958
  Coastal Corp                                        NT 6.200 5/15/2004                               -               1,502,079
  Coca Cola Enterprises Inc                           8.500 01Feb22 8.500 2/01/2022                    -                 148,212
  Columbia/Healthcare Coep                            NT 8.360 4/15/2024                               -                  24,453
  Community Program Ln                                Tr 1987 A Cl A Ser 87 A 4 4.500 10/01/2018       -               1,783,834
  Conagra Inc                                         6.000 9/15/2006                                  -                 507,048
  Conoco Fdg Co                                       NT 5.450 10/15/2006                              -                 104,545
  Conoco Fdg Co                                       NT 5.450 10/15/2006                              -                 632,248
  Conoco Fdg Co                                       NT 6.350 10/15/2011                              -                 502,902
  Conoco Inc                                          NT 6.350 4/15/2009                               -                 502,461
  Consolidated Nat Gas Co                             5.375 11/01/2006                                 -                 425,266
  Cox Communications Inc New                          NT 7.700 8/15/2004                               -                 527,400
  Cox Communications Inc New                          NT 7.750 11/01/2010                              -                 555,405
  CS First Boston Mgt Secs Corp                       Ser 2001 CKN5 Cl A4 5.435 7/15/2011              -                 959,098
  CSX Corp                                            NT 6.250 10/15/2008                              -                 174,054
  DaimlerChrysler Auto                                2001 D Asset Bkd NT Cl A 4 3.780 2/06/2007       -                 821,424
  Daimlerchrysler Auto Tr                             2000 C Asset Bkd NT Cl A 3 6.820 9/06/2004       -                  56,459
  Daimlerchrysler Na Hldg                             NT 6.400 5/15/2006                               -                 937,132
  Delhaize Amer Inc                                   NT 8.125 4/15/2011                               -                 986,380
  Dial Corp                                           SR NT 7.000 8/15/2006                            -                 123,426
  Disney Walt Co New Mtn Book                         Tranche Tr 00042 4.875 7/02/2004                 -               1,666,050
  DJL Coml Corp                                       COML MTG Passthru CTF 1999 CG 6.080 7/10/2008    -                 297,905
  Domtar Inc                                          2016 Deb 9.500 8/01/2016                         -                 142,430
  Domtar Inc                                          NT 8.750 8/01/2006                               -                 225,689
  Donahue Fst Prods Inc                               SR NT 7.625 5/15/2007                            -                 200,776

Baxter International Inc. and Subsidiaries                            Schedule I
Incentive Investment Plan                                          Page 11 of 16
Form 5500, Schedule H, Part IV 4i-Schedule of Assets Held for
Investment Purposes
December 31, 2001



Donaldson, Lufkin & Jenrette Inc                      2005 Sr NT 6.875 11/01/2005                      -               3,922,890
DTE Energy Co                                         NT 7.050 6/01/2011                               -                 306,299
Duke Cap Corp                                         Sr NT 7.500 10/01/2009                           -                 943,323
Duke Energy Co                                        SR NT SER A 6.000 12/01/2028                     -                 171,973
Duke Realty Ltd Partnership                           NT 7.375 9/22/2005                               -                 259,495
Duke Weks Realty Corp                                 NT 6.950 3/15/2011                               -                  99,346
Edperbrascan Corp                                     NT 7.125 12/16/2003                              -                 117,329
EOP Oper Ltd Partnership                              NT 7.750 11/15/2007                              -                 371,130
EOP Oper Ltd Partnership                              NT 7.875 7/15/2031                               -                 191,514
Erac USA Fin Co                                       GTD NT 144 A 7.350 6/15/2008                     -                 498,300
Erac USA Fin Co                                       NT 144A 8.250 5/01/2005                          -                 294,579
Erac USA Fin Co                                       GTD NT 144A 7.350 6/15/2008                      -                 996,600
Erac USA Fin Co                                       NT 144A 6.950 3/01/2004                          -               1,510,480
Fed Hm Ln Pc                                          G00924 8.000 3/01/2028                           -                 958,811
Federal Home Ln Mtg Corp                              5.250 1/15/2006                                  -               2,891,080
Federal Home Ln Mtg Corp                              Deb 3.250 12/15/2003                             -               2,481,346
Federal Home Ln Mtg Corp                              Deb 5.000 5/15/2004                              -               1,738,752
Federal Home Ln Mtg Corp                              Deb 5.250 2/15/2004                              -               2,058,618
Federal Home Ln Mtg Corp                              Preassign 00249 6.000 7/15/2027                  -               1,081,883
Federal Home Ln Mtg Corp                              Reference NT 5.500 9/15/2011                     -                  38,919
Federal Home Ln Mtg Corp                              Deb 6.875 1/15/2005                              -               4,037,948
Federal Home Ln Mtg Corp - Ser 1819 Cl 1819 E         Ser 1819 Cl 1819 E 6.000 2/15/2011               -               3,044,166
Federal Home Ln Mtg Corp - Ser 2059 Cl Ha             Ser 2059 Cl HA 5.750 12/15/2025                  -                 388,511
Federal Home Ln Mtg Corp - Ser 2078 Cl Pa             Ser 2078 Cl Pa 6.000 12/15/2018                  -                 273,751
Federal Home Ln Mtg Corp GTD - Preassign 00392        Preassign 00392 6.000 4/15/2025                  -                 989,281
Federal Home Ln Mtg PC GTD                            Ser 1404 FA 4.500 11/15/2007                     -               1,639,216
Federal Home Ln Mtg PC GTD                            Ser 1629 Cl 1629 HA 3.500 12/15/2021             -               1,290,462
Federal Home Ln Mtg PC GTD                            Ser 1673 Cl 1673 H 6.000 11/15/2022              -               1,819,243
Federal Home Ln Mtg PC GTD                            Ser 1861 Cl 1861 G 6.500 11/15/2021              -               3,248,095
Federal Home Ln Mtg PC GTD                            Ser 1921 Cl 1921 C 6.500 7/15/2024               -               1,221,396
Federal Natl Mtg Assn                                 4.375 10/15/2006                                 -               2,139,892
Federal Natl Mtg Assn                                 4.750 3/15/2004                                  -                 356,567
Federal Natl Mtg Assn                                 5.000 1/15/2007                                  -               2,223,392
Federal Natl Mtg Assn                                 5.375 11/15/2011                                 -               1,226,314
Federal Natl Mtg Assn                                 5.625 5/14/2004                                  -               6,782,344
Federal Natl Mtg Assn                                 6.000 5/15/2011                                  -               2,019,514
Federal Natl Mtg Assn                                 7.000 7/15/005                                   -               1,614,715
Federal Natl Mtg Assn                                 Benchmark NT 5.125 2/13/2004                     -               7,574,019
Federal Natl Mtg Assn                                 NT 6.000 5/15/2008                               -               2,063,583
Federal Natl Mtg Assn - Preassign 00418               Preassign 00418 6.000 7/25/2026                  -               2,971,567
Federal Natl Mtg Assn - Remic Tr 1999 28 Cl Ph        Remic TR 1999 28 Cl Ph 6.000 3/25/2023           -               5,497,945
Federal Natl Mtg Assn - Ser 1996 7 Cl H               Ser 1996 7 Cl H 6.500 12/25/2023                 -               1,315,511
Federal Natl Mtg Assn GTD                             Remic Tr 1998 30 Cl B 6.500 8/20/2024            -               1,906,104
Federal Natl Mtg Assn GTD - Remic Tr 1998 40 Cl C     Remic TR 1998 40 CL C 6.500 4/18/2026            -               2,865,789
Federal Natl Mtg Assn Mtn                             6.060 2/03/2006                                  -               2,603,772
Federal Natl Mtg Assn Remic                           Remic Tr 1994 63 Cl Pg 6.750 5/25/2021           -                 522,632
FHLMC                                                 TBA Feb 15 Gold Single 6.000                     -               2,729,917
FHLMC                                                 TBA Feb 15 Gold Single 6.500                     -               4,137,479
FHLMC                                                 TBA Feb 15 Gold Single 7.000                     -               5,635,641
FHLMC                                                 TBA Jan 30 Gold Single 6.000                     -               4,720,087
First Data Corp                                       Sr NT 5.625 11/01/2011                           -                 474,522
FirstBank PR                                          Sub Cap NT 7.625 12/20/2005                      -               1,670,029
Firstenergy Corp                                      NT Ser B 6.450 11/15/2011                        -                 758,317
Fleet Cr Card Master                                  2001 C CTF Cl A 144A 3.860 3/15/2007             -                 810,013
Fleetboston Finl Corp                                 Sr NT 4.875 12/01/2006                           -                 917,417
Fleetboston Finl Corp                                 Sr NT 7.250 9/15/2005                            -                 427,505
FNMA                                                  TBA Jan 15 Single Fam 6.500                      -               7,450,156
FNMA                                                  TBA Jan 15 Single Fam 6.000                      -                 403,172
FNMA                                                  TBA Jan 15 Single Fam 7.000                      -               6,809,968
FNMA                                                  TBA Jan 30 Single Fam 6.000                      -                 611,711
FNMA                                                  TBA Jan 30 Single Fam 6.500                      -              15,217,801
FNMA Pool                                             254088 5.500 12/01/2016                          -                 996,896
FNMA Pool                                             323348 8.500 6/01/2012                           -                 449,294
FNMA Pool                                             5.500 4/01/2011                                  -               1,396,533
FNMA Pool                                             5.500 5/01/2011                                  -                 166,613
FNMA Pool                                             6.000 12/1/2028                                  -               1,148,861
FNMA Pool                                             6.000 5/01/2028                                  -               1,773,358
FNMA Pool                                             6.000 8/01/2031                                  -                 504,921
Ford Cr Auto Owner                                    2000 C NT Cl A 5 7.260 7/15/2004                 -                 392,858
Ford Cr Auto Owner                                    Ser 2001 E Cl A4 4.010 3/15/2006                 -                 841,633
Ford Cr Auto Owner Tr                                 1999 D Asset Bkd NT Cl B 6.870 01/15/2004        -                 413,336
Ford Mtr Co Del                                       BD 6.375 2/01/2029                               -                 719,155
Ford Mtr Cr Co                                        CDT 5.800 1/12/2009                              -               1,170,065
Ford Mtr Cr Co                                        Global NT 7.600 8/01/2005                        -                 510,732

Baxter International Inc. and Subsidiaries                            Schedule I
Incentive Investment Plan                                          Page 12 of 16
Form 5500, Schedule H, Part IV 4i-Schedule of Assets Held for
Investment Purposes
December 31, 2001



Ford Mtr Cr Co                                        Globalo Landmark Secs Globls 6.500 1/25/2007     -                 679,568
Ford Mtr Cr Co                                        Global Landmark Secs Globls 6.700 7/16/2004      -                 701,415
General Elec Cap Corp Mtn                             Tranche Tr 00462 6.750 9/11/2003                 -                 684,303
General Elec Cap Corp Mtn                             Tranche Tr 00473 6.875 11/15/2010                -                 535,190
General Mtrs Accep Corp                               NT 6.875 9/15/2011                               -               1,233,435
General Mtrs Accep Corp                               NT 6.875 9/15/2011                               -               1,942,417
General Mtrs Accep Corp Mtn                           Tranche Tr 00596 6.380 1/30/2004                 -               1,017,582
GNMA I                                                TBA Jan 30 Single Fam 6.500 12/15/2099           -               1,913,128
GNMA Pool                                             358726 8.000 8/15/2023                           -                 713,473
GNMA Pool                                             538285 6.500 12/15/2031                          -               3,527,295
GNMA Pool                                             552247 6.500 12/15/2031                          -                 423,475
GNMA Pool                                             567214 6.500 10/15/2031                          -               1,160,819
Goldman Sachs Group Inc                               NT Ser B 7.800 1/28/2010                         -                 923,268
Green Tree Finl Corp - 1999 2 Mfd Hsg Sr Sub Pa       1999 2 MFD HSG Sr Sub PA 6.080 12/01/2030        -                 836,892
GS Escrow Corp                                        SR NT 7.000 8/01/2003                            -                 628,349
GS Escrow Corp                                        SR NT 7.125 8/01/2005                            -                 296,984
HCA Healthcare Co                                     NT 8.750 9/01/2010                               -                  80,620
Household Fin Corp                                    NT 5.875 09/25/2004                              -               2,709,933
Household Fin Corp                                    NT 6.500 11/15/2008                              -                 442,780
International Flavors & Frag                          NT 6.450 5/15/2006                               -                  96,541
International Paper Co                                NT 6.750 09/01/2011                              -                 124,993
International Paper Co                                NT 6.750 9/01/2011                               -                 194,989
Intl Bk For Recon & Dev                               US Global NT 5.000 3/28/2006                     -                 731,505
JP Morgan Chase                                       6.750 2/01/2011                                  -               2,702,497
JP Morgan Chase Coml Mts Secs 2001 CIBC1 Passthru     2001 Cibc1 Mtg Passthru Cl A3 6.260 03/15/2033   -                 747,895
Kellogg Co                                            Deb Ser B 7.450 4/01/2031                        -                 107,101
Keyspan Corp                                          7.250 11/15/2005                                 -               1,360,292
Kraft Foods Inc                                       Global NT 4.625 11/01/2006                       -                 612,212
Kraft Foods Inc                                       Global NT 5.625 11/01/2011                       -                 568,057
Kroger Co                                             SR NT 7.625 9/15/2006                            -                  80,702
LB UBS Coml Mtg                                       2001 C3 Mtg CTF Cl A 1 6.058 6/15/2020           -                 200,150
Lear Corp                                             SR NT Ser B 7.960 5/15/2005                      -                  80,312
Lehman Brothers Inc - NT                              NT 6.500 4/15/2008                               -                 707,435
Lehman Brothers Inc - SR Sub NT                       Sr Sub NT 7.360 12/15/2003                       -                 794,138
Liberty Media Corp                                    SR Deb 8.250 2/01/2030                           -                 164,293
Lockheed Martin Corp                                  Deb 8.500 12/01/2029                             -                 415,783
MBNA Cr Cardf Master Nt Tr                            2001 1 NT Cl A 5.750 10/15/2008                  -               3,356,787
Merey Sweeny LP                                       SV BD 144A 8.850 12/18/2019                      -               1,054,134
Merrill Lynch & Co Inc                                Tranch Tr 00218 5.350 6/15/2004                  -               1,786,225
Merrill Lynch & Co Mtn                                Tranche Tr 00012 7.250 7/26/2002                 -                 874,907
Meyer Fred Inc Del                                    NT 7.450 3/01/2008                               -                  52,597
Morgan Stanley Cap I Inc                              Coml Mtg Ctf 1999 RM1 Cl E 1.000 12/15/2031      -                 377,128
Morgan Stanley Dean Witter Cap                        2001 IQ Mtg Ctf Cl A 1 4.570 12/18/2032          -                 383,477
Morgan Stanley Group Inc                              6.100 4/15/2006                                  -                 511,740
Morgan Stanley Group Inc                              6.100 4/15/2006                                  -               1,330,524
Mortan Stanley Group Inc                              6.750 4/15/2011                                  -                 508,086
Motorola                                              NT 6.750 02/01/2006                              -                 498,225
National City Corp                                    Sub Deb 6.875 5/15/019                           -                 272,771
National Westminster Bk Plc                           Reset Sub NT 7.750 4/29/2049                     -                 795,218
News Amer Hldgs Inc                                   GTD Sr Deb 9.500 7/15/2024                       -                 404,946
Niagara Mohawk Pwr Corp                               1st Mtg DTD 5/15/95 7.750 5/15/2006              -                  80,532
Nisource Fin Corp                                     GTD NT 7.625 11/15/2005                          -                 102,939
Nisource Fin Corp                                     GTD NT 7.875 11/15/2010                          -                 333,767
Nomura Asset Secs Corp - 94 2 Cl 2A                   94 2 CL 2A 7.500 5/25/2024                       -                 365,537
Norfolk Southn Corp                                   NT 7.800 5/15/2027                               -                  81,674
Norfolk Southn Corp                                   SR NT 7.250 2/15/2031                            -                 204,825
Nortel Networks Ltd                                   NT 6.125 2/15/2006                               -                 194,222
Northrop Grumman Corp                                 Deb 7.750 2/15/2031                              -                 320,554
NWA Tr                                                No 1 Sr Aircraft NT Cl A 8.260 3/10/2006         -                 463,405
NWA Tr                                                No 1 Sr Aircraft NT Cl B 9.360 3/10/2006         -                 460,403
Occidental Pete Corp                                  SR NT 8.450 2/15/2029                            -                 449,478
Ontario Prov CDA                                      BD 5.500 10/1/2008                               -                 498,037
PDVSA Fin Ltd                                         NT 144A 6.800 11/15/2008                         -               1,882,005
Petrleos Mexicanos Medium Term                        Tranche Tr 00003 8.625 12/01/2023                -                 698,331
Philip Morris Cos Inc                                 NT 6.375 2/01/2006                               -               2,835,999
Phillips Pete Co                                      Deb 6.650 7/15/2018                              -                 146,386
Pinnacle One Partners LP                              SR NT 144A 8.830 8/15/2004                       -                 354,760
Pioneer Nat Res Co                                    Sr NT 6.500 1/15/2008                            -               1,374,071
Principal Residential Mtg Cap                         2001 3 Term NT Cl A 1 144 A 4.550 12/20/2004     -                 506,433
Progress Energy Inc                                   Sr NT 5.850 10/30/2008                           -                 484,884
Progress Energy Inc                                   SR NT 7.100 3/01/2011                            -                 103,068
Protective Life US Fdg Tr                             Fdg Agreement Backed NT 144A 5.875 8/15/2006     -                 497,222
Provident Cos Inc                                     Sr NT 6.375 7/15/2005                            -               1,706,171

Baxter International Inc. and Subsidiaries                            Schedule I
Incentive Investment Plan                                          Page 13 of 16
Form 5500, Schedule H, Part IV 4i-Schedule of Assets Held for
Investment Purposes
December 31, 2001



Prudential Ins Co Amer                                Sr NT 144A 6.375 7/23/2006                       -                 512,023
PSEG Energy Hldgs Inc                                 Sr NT 8.500 6/15/2011                            -                 884,026
Pseg Energy Hldgs Inc                                 Sr NT 9.125 2/10/2004                            -                 519,128
Pulte Homes Inc                                       SR NT 144A 7.875 8/01/2011                       -                 123,363
Quest Diagnostics Inc                                 SR NT 6.750 7/12/2006                            -                 193,603
Qwest Cap Fdg Inc                                     NT 7.250 2/15/2011                               -                 314,823
Qwest Communications Intl Inc                         SR NT 7.500 11/01/2008                           -                  49,577
Raytheon Co                                           Deb 6.000 12/15/2010                             -                 476,881
Republic Svcs Inc                                     6.750 8/15/2011                                  -                 149,238
Royal Carribbean Cruises Ltd                          SR NT 7.000 10/15/2007                           -                 138,152
Royal Carribbean Cruises Ltd                          SR NT 8.750 2/02/2011                            -                 221,192
Sears Roebuck Accep Corp                              NT 6.250 5/01/2009                               -                 365,380
Sears Roebuck Accep Corp                              NT 6.750 8/15/2011                               -               1,235,944
Simon Ppty Group LP                                   NT 6.375 11/15/2007                              -                 171,993
Skandinaviska Enskilda Banken                         Sub NT Step Up 144A 6.5 12/29/2049               -                 534,851
South Africa Rep                                      NT 8.500 6/23/2017                               -               2,530,177
Southern Natl Corp N C                                7.050 5/23/2003                                  -                 103,773
Sprint Cap Corp                                       7.625 1/30/2011                                  -               1,156,058
Sprint Cap Corp                                       NT 6.125 11/15/2008                              -                 169,028
Sprint Cap Corp                                       NT 6.875 11/15/2028                              -                 190,741
Sprint Cap Corp                                       NT DTD 6.000 1/15/2007                           -                 197,471
Sprint Cap Corp                                       5.700 11/15/2003                                 -               2,543,657
Sprint Cap Corp - NT                                  NT 6.875 11/15/2028                              -                 454,146
Stagecoach Hldgs Plc                                  NT 8.625 11/15/2009                              -                 134,078
Standish, Ayer & Wood Invt                            Intl Fixed Income FD                             -               2,528,650
* State Street Bank & Trust Co - ST Investment Fund   1.000 12/30/2030                                 -               7,024,097
Telekom Malaysia Berhad                               Deb 144A 7.875 8/01/2025                         -               1,950,376
Telus Corp                                            NT 7.500 6/01/2007                               -                 155,041
Telus Corp                                            NT 8.000 6/01/2011                               -                 209,429
Tenet Healthcare Corp                                 SR NT 144A 5.375 11/15/2006                      -                 644,183
Tricon Global Restaurants Inc                         SR NT 7.650 5/15/2008                            -                 274,442
Tricon Global Restaurants Inc                         SR NT 8.875 4/15/2011                            -                 210,517
TRW Inc                                               Deb 7.750 6/01/2029                              -                  93,366
TRW Inc                                               NT 6.050 1/15/2005                               -               1,464,782
TRW Inc                                               NT 6.625 6/01/2004                               -                 384,560
TRW Inc                                               NT 7.125 6/01/2009                               -                 962,689
TXU Corp                                              Sr NT 6.375 6/15/2006                            -                 918,498
Tyco Intl Group SA                                    GTD NT 6.375 2/15/2006                           -                 334,078
Tyco Intl Group SA                                    GTD NT 6.375 2/15/2006                           -               1,386,931
Tyco Intl Group SA                                    GTD NT 6.875 1/15/2029                           -                 189,861
Union Planters Corp                                   Sub NT 7.750 3/01/2011                           -                 342,629
United States Treas Bds                               5.375 2/15/2031                                  -                 391,431
United States Treas Bds                               6.250 5/15/2030                                  -              13,384,393
United States Treas Bds                               8.000 11/15/2021                                 -               2,652,449
United States Treas Nts                               2.750 10/31/2003                                 -               2,427,534
United States Treas Nts                               3.000 11/30/2003                                 -               1,490,446
United States Treas Nts                               4.625 5/15/2006                                  -               6,627,802
United States Treas Nts                               5.125 12/31/2002                                 -               3,345,060
United States Treasury Nts                            3.000 11/30/2003                                 -              12,917,197
United States Treasury Nts                            3.500 11/15/2006                                 -               9,091,581
United States Treasury Nts                            5.000 8/15/2011                                  -               5,840,391
Univision Communications Inc                          SR NT 7.850 7/15/2011                            -                 266,004
Unum Corp                                             NT 6.750 12/15/2028                              -                 309,356
US Bancorp Mtn Bk Ent                                 Medium Term NTS Book Entry 6.875 12/01/2004      -                 449,210
US Bancorp Mtn Bk Ent                                 Tranche TR 00119 6.000 5/15/2004                 -                 155,295
US Treas Bds                                          10.375 11/15/2012                                -               4,732,910
US Treas Nts                                          5.000 8/15/2011                                  -                 410,807
US Treas Nts                                          5.750 8/15/2003                                  -              11,819,757
US Treas Nts                                          5.875 11/15/2004                                 -               1,524,002
US Treas Nts                                          6.500 10/15/2006                                 -               2,715,931
US Treas Nts                                          6.500 5/31/2002                                  -                 172,028
US West Cap Fdg Inc                                   NT 6.125 7/15/2002                               -               1,001,207
US West Cap Fdg Inc                                   NT 6.375 7/15/2008                               -                 609,411
USAA Auto Owner                                       2001 2 Asset Bkd NT Cl A 4 3.910 4/16/2007       -                 415,061
Verizon Global Fdg Corp                               NT 7.250 12/01/2010                              -                 738,096
Verizon Global Fdg Corp                               NT 7.750 12/01/2030                              -                 368,963
Verizon New Eng Inc                                   Deb 6.500 9/15/2011                              -                 504,948
Verizon Wireless Cap LLC                              NT 144A 1.000 12/17/2003                         -               2,034,642
Viacom Inc                                            SR NT 6.400 1/30/2006                            -                 143,866
Wal Mart Stores Inc                                   NT 6.875 8/10/2009                               -                  37,263
Washington Mut Fin Corp                               Sr NT 6.250 5/15/2006                            -                 878,862
Washington Mut Fin Corp                               Sr NT 6.875 5/15/2011                            -                 960,681
Waste Mgmt Inc Del                                    SR NT 6.500 11/15/2008                           -                  73,760
Waste Mgmt Inc Del                                    SR NT 6.875 5/15/2009                            -                 173,103

Baxter International Inc. and Subsidiaries                            Schedule I
Incentive Investment Plan                                          Page 14 of 16
Form 5500, Schedule H, Part IV 4i-Schedule of Assets Held for
Investment Purposes
December 31, 2001


  Waste Mgmt Inc Del                                  SR NT 7.375 8/01/2010                            -                 546,085
  Wells Fargo & Co                                    NT 6.625 7/15/2004                               -                  52,548
  Wells Fargo Bk NA                                   NT Dtd 6.450 2/01/2011                           -                 761,056
  Wellsford Residential Ppty                          NT 9.375 2/01/2002                               -                 399,097
  Westinghouse Cr Corp                                8.875 6/14/2014                                  -                 469,668
  Westinghouse Elec Corp                              NT 8.375 6/15/2002                               -               1,019,161
  Westvaco Corp                                       Deb 7.950 2/15/2031                              -                 112,465
  Westvaco Corp                                       Deb 8.200 1/15/2030                              -                  21,015
  WFS Finl Owner                                      Ser 2001 C Cl A4 5.180 3/20/2009                 -                 276,490
  Worldcom Inc                                        NT 6.500 5/15/2004                               -               2,552,743
  Worldcom Inc                                        NT 8.000 5/15/2006                               -                 330,488
  Worldcom Inc                                        NT 8.250 5/15/2031                               -                 340,293
  Worldcom Inc GA                                     NT 6.400 8/15/2005                               -               1,011,793
  Worldcom Inc Ga New                                 NT 7.500 5/15/2011                               -                 899,971
                                                                                             ------------------   -----------------

                                                                                                       -            $442,382,261
                                                                                             ------------------   -----------------

Pacific Investment Management Co.

Fixed income securities:

  American Resid Mtg Ln                               Tr 98 1 AssBkd CTF Cl A 1.000 5/25/2029          -            $     2,306
  Bear Stearns Arm Tr                                 2001 9 Mtg Pass Thru Cl IA VA 1.000 1/25/2032    -               2,031,470
  British Telecommunications Plc                      7.875 12/15/2005                                 -               1,065,335
* CitiCorp Mtg Secs Inc                               2001 18 RMC Pthru Ctf Cl IA 1 4.150 12/25/2031   -                 989,281
  Columbia/HCA Healthcare Corp                        Tranche Tr 00003 8.130 8/4/2003                  -                 413,221
  CRD Dft Swp Worldcom                                SWPC01518 B 1.450 11/2/2002                      -                (794,404)
  CRD Dft Swp Worldcom 1.45PCT                        SWPC01518 A 1.450 11/25/2002                     -                 794,404
  El Paso Corp                                        Sr NT 7.000 5/15/2011                            -                 388,094
  Federal Home Ln Mtg Corp                            Preassign 00070 5.750 6/15/2021                  -               4,050,189
  Federal Home Ln Mtg PC GTD                          Remic Ser 32 Cla PH 6.500 9/25/2022              -               6,903,867
  Federal Natl Mtg Assn                               Remic Tr 1999 27 Cl Cb 6.000 7/25/2019           -               2,034,409
  Govt Natl Mtg Assn GTD                              Ser 2001 12 Clz 6.681 7/16/2040                  -               1,613,639
  Govt Natl Mtg Assn GTD Remic                        Remic Tr 1999 38 Sec Cl Cb 6.750 5/16/2026       -                 831,987
  Mid St Tr IV                                        Asset Backed NT 8.330 4/01/2030                  -               1,867,583
  Occidental Pete Corp                                Sr NT 1.000 4/01/2003                            -               1,522,947
  Pimco Fds Pac Invt Mgmt                             Private Acct Portfolio                           -               2,111,528
  Pimco Fds Pac Invt Mgmt Ser                         High Yield Portfolio Instl Cl                    -                 233,223
  Pimco Fds Pac Invt Mgmt Ser                         Intl Portfolio Instl Cl                          -               1,959,271
  Pimco Fds Pac Invt Mgmt Ser                         Invt Grade Corp Port Instl Cl                    -              21,573,209
  Pimco Fds Pac Invt Mgmt Ser                         Mtg Portfolio Instl Cl                           -              23,128,166
  Pimco Fds Pac Invt Mgmt Ser                         Real Return BD Portfolio Cl                      -                  28,992
  Small Business Admin                                Deb Ser 1999 20 K 7.060 11/01/2019               -               1,024,374
  Small Business Admin                                Deb Ser 1999 20 L 7.190 12/01/2019               -               1,626,009
* State Street Bank & Trust Co - ST Investment Fund   1.000 12/31/2030                                 -               2,273,269
  United Airls Pass Thru TRS                          Pass Thru CTF Ser 1995 A2 9.560 10/19/2018       -                 590,307
  US Treas Bds                                        5.500 8/15/2028                                  -               2,876,596
  US Treas Nts                                        3.875 1/15/2009                                  -                 330,184
  US Treas Nts                                        Inflation Indexed 3.375 1/15/2007                -               2,233,297
  US Treas Nts                                        Inflation Indexed 3.625 1/15/2008                -                 883,173
                                                                                             ------------------   -----------------

                                                                                                       -            $ 84,585,926
                                                                                             ------------------   -----------------

Benefit responsive interest rate wrapper contracts:

  Aegon Institutional Markets                         open ended maturity                              -            $(48,359,627)
* State Street Bank & Trust Co.                       open ended maturity                              -              (1,120,660)
                                                                                             ------------------   -----------------

                                                                                                       -            $(49,480,287)
                                                                                             ------------------   -----------------

Commingled investments:

  American Century 20th Century Ultra                 Commingled investments                           -            $      6,634
  American Century Small Cap Value                    Commingled investments                           -                  26,326
  Ameristock Mutual Fund                              Commingled investments                           -                   1,359
  Ariel Growth Class A                                Commingled investments                           -                  77,646
  Artisan Internat'l                                  Commingled investments                           -                 124,543
  ARTISAN MID CAP VALUE                               Commingled investments                           -                  14,116
  Artisan MID CAP Value                               Commingled investments                           -                   5,535
  Berger MID CAP Value                                Commingled investments                           -                   6,716
  Berger Small CAP Val Retail                         Commingled investments                           -                   5,575
  Berkshire Focus Fund                                Commingled investments                           -                  37,748
  Bjurman All CAP Growth                              Commingled investments                           -                  24,620
  Bjurman Micro CAP Growth                            Commingled investments                           -                   1,164

Baxter International Inc. and Subsidiaries                            Schedule I
Incentive Investment Plan                                          Page 15 of 16
Form 5500, Schedule H, Part IV 4i-Schedule of Assets Held for
Investment Purposes
December 31, 2001


Black Oak Emerging Technology Fund                    Commingled investments                           -                     305
Brazos Micro CAP Growth                               Commingled investments                           -                     526
Bridgeway Aggressive Growth                           Commingled investments                           -                  28,072
Buffalo Small CAP Growth                              Commingled investments                           -                   4,446
Calamos Growth Class A                                Commingled investments                           -                     897
Calvert Income Fund Class A                           Commingled investments                           -                  16,364
Clipper                                               Commingled investments                           -                  30,959
Columbia Strategic Value FD                           Commingled investments                           -                   3,419
Dodge & Cox Stock                                     Commingled investments                           -                   8,314
Dredner RCM Biotechnology N                           Commingled investments                           -                  12,423
Dresdner RCM Global Health Care N                     Commingled investments                           -                  58,567
Dresdner RCM Global Technology Class N                Commingled investments                           -                   1,198
Dresdner RCM Technology Fund                          Commingled investments                           -                   3,773
Dreyfus Midcap Value Fund                             Commingled investments                           -                  13,651
Dreyfus S&P 500 Index Fund                            Commingled investments                           -                  25,120
Eaton Vance Worldwide Health Sciences Class A         Commingled investments                           -                   5,070
Evergreen Healthcare Class C                          Commingled investments                           -                   1,575
Excelsior Income Business & Indl Restructing FD       Commingled investments                           -                   5,268
Excelsior Real Estate                                 Commingled investments                           -                  21,416
Fidelity Convertible Securities                       Commingled investments                           -                  21,826
Fidelity Diversified International                    Commingled investments                           -                  95,500
Fidelity Dividend Growth                              Commingled investments                           -                 184,576
Fidelity Equity Income II                             Commingled investments                           -                   9,711
Fidelity Export & Mulitinational                      Commingled investments                           -                   2,833
Fidelity Growth & Income                              Commingled investments                           -                  25,175
Fidelity Large Capital Stock                          Commingled investments                           -                   7,721
Fidelity MID CAP Stock                                Commingled investments                           -                  35,323
Fidelity Real Estate Investment                       Commingled investments                           -                  16,595
Fidelity Small Cap Stock                              Commingled investments                           -                  12,630
Fidelity Worldwide                                    Commingled investments                           -                   5,303
Firsthand Global Technology                           Commingled investments                           -                     286
Firsthand Technology Value                            Commingled investments                           -                     521
Franklin Biotech Discovery Fund A                     Commingled investments                           -                   2,437
Fundamental Investors                                 Commingled investments                           -                   2,002
Growth Fund of America                                Commingled investments                           -                   1,952
Heartland Group Value Plus                            Commingled investments                           -                   3,015
Icon Technology                                       Commingled investments                           -                  45,080
Invesco Dynamics N/C                                  Commingled investments                           -                   5,094
Invesco Technology N/C                                Commingled investments                           -                   5,309
Invesco Telecomm #39 N/C                              Commingled investments                           -                   1,788
Janus Fund 2                                          Commingled investments                           -                   1,819
Janus Inv't Balanced                                  Commingled investments                           -                  25,244
Janus Inv't Mercury                                   Commingled investments                           -                   1,959
Janus Strategic Value Fund                            Commingled investments                           -                   8,962
Liberty Acorn Class Z N/C                             Commingled investments                           -                   2,672
Loomis Sayles Bond                                    Commingled investments                           -                   4,478
Lord Abbett Affiliated Class C                        Commingled investments                           -                  22,494
Lord Abbett Research Small CAP Class C                Commingled investments                           -                  24,307
Masters Select Equity                                 Commingled investments                           -                  47,870
Matthews Intl FDS PAC Tiger FD                        Commingled investments                           -                  12,324
Muhlenkamp Fund                                       Commingled investments                           -                   5,181
Navellier Perf Fund AGG Small Cap Equity              Commingled investments                           -                   5,038
Needham Growth Fund                                   Commingled investments                           -                   1,497
Neuberger & Berman Genesis Trust                      Commingled investments                           -                  25,106
Oakmark Balanced                                      Commingled investments                           -                  35,324
Oakmark Fund                                          Commingled investments                           -                   7,283
Oakmark Global Fund 1                                 Commingled investments                           -                   5,497
Oakmark Internat'l                                    Commingled investments                           -                   4,725
Oakmark sSelect                                       Commingled investments                           -                  70,810
Oakmark Small CAP                                     Commingled investments                           -                   2,789
PBHG Large CAP 20                                     Commingled investments                           -                   5,248
PBHG Large CAP Value                                  Commingled investments                           -                  33,125
PBHG Mid CAP Value                                    Commingled investments                           -                   3,199
PBHG Small Cap Value                                  Commingled investments                           -                   5,191
Pimco Real Return Bond Class D                        Commingled investments                           -                   1,921
Pin Oak Aggressive Stock                              Commingled investments                           -                   5,461
Potomac Internet Short Fund                           Commingled investments                           -                     744
Putnam Health Sciences Trust CL B                     Commingled investments                           -                     445
Putnam New Opportunities CL B                         Commingled investments                           -                   1,494
Rainier INVT Fund Small MID CAP Equity                Commingled investments                           -                  12,216
Red Oak Technology Select                             Commingled investments                           -                     409
Royce Low Priced Stock Fund                           Commingled investments                           -                 129,519
Royce Opportunity Fund                                Commingled investments                           -                  15,197
Royce Total Return                                    Commingled investments                           -                  28,129

Baxter International Inc. and Subsidiaries                            Schedule I
Incentive Investment Plan                                          Page 16 of 16
Form 5500, Schedule H, Part IV 4i-Schedule of Assets Held for
Investment Purposes
December 31, 2001



RS Global Natural Resources N/C                       Commingled investments                           -                   2,449
RS Partners N/C                                       Commingled investments                           -                   2,695
Rydex Biotechnology INV Class                         Commingled investments                           -                   1,020
Safeco Growth                                         Commingled investments                           -                  33,966
Select Electronics                                    Commingled investments                           -                   1,275
Selected American Shares                              Commingled investments                           -                  11,730
Spartan Market Index                                  Commingled investments                           -                   7,794
SSGA Money Market Fund                                Commingled investments                           -               4,507,189
* State Street Bank & Trust Co.                       International EAFE Equity Index Fund             -              19,461,724
* State Street Bank & Trust Co.                       S & P 500 Equity Index Fund                      -             139,339,773
* State Street Bank & Trust Co.                       Small Cap Fund                                   -              12,964,513
Strong Index 500                                      Commingled investments                           -                  25,136
Strong Limited Resources                              Commingled investments                           -                   2,157
Strong Opportunity Income                             Commingled investments                           -                   2,188
T Rowe Price Balanced                                 Commingled investments                           -                  25,187
T Rowe Price Science & Technology                     Commingled investments                           -                   3,003
T Rowe Price Small CAP Stock                          Commingled investments                           -                   2,710
TCW Galileo Value Opport Class 1                      Commingled investments                           -                   3,486
Third Avenue Real Estate Value                        Commingled investments                           -                  16,920
Third Avenue Value FD                                 Commingled investments                           -                 145,873
Tweedy Browne Global Value Fund                       Commingled investments                           -                 109,982
Value Line Convertible                                Commingled investments                           -                      46
Value Line Leveraged Growth Income                    Commingled investments                           -                  47,079
Vanguard Bond index Total Market                      Commingled investments                           -                  34,429
Vanguard GNMA Fixed Income Securities                 Commingled investments                           -                  69,150
Vanguard High Yield Bond Fixed Income                 Commingled investments                           -                   2,968
Vanguard Index Trust S&P 500 Port                     Commingled investments                           -                  25,125
Vanguard Inflation Protectede Secs                    Commingled investments                           -                  12,391
Vanguard intermdiaate Term Treasury Admiral           Commingled investments                           -                  24,673
Vanguard Reit Index Fund                              Commingled investments                           -                   3,229
Vanguard Specialized Engergy Port                     Commingled investments                           -                  43,753
Vanguard Total Stock Market                           Commingled investments                           -                  13,159
Vanguard US Growth Portfolio                          Commingled investments                           -                   2,346
Vanguard/Wellesley Income Income                      Commingled investments                           -                   3,011
Vanguard/Windsor II Portfolio                         Commingled investments                           -                   2,933
Wasatch Aggressive Equity                             Commingled investments                           -                  23,976
Wasatch Growth                                        Commingled investments                           -                  13,767
Wasatch Microcap Value                                Commingled investments                           -                   6,326
Weitz Partners Value                                  Commingled investments                           -                   1,987
Weitz Value                                           Commingled investments                           -                 190,880
White Oak Growth Stock                                Commingled investments                           -                  27,167
Whitehall Growth                                      Commingled investments                           -                   2,401
Yacktman Focused FD                                   Commingled investments                           -                   4,385
                                                                                             ------------------   -----------------

                                                                                                       -          $  178,841,650
                                                                                             ------------------   -----------------

* Participant Loans                                   Interest rate range from 5.75%
                                                         to to 10.67%                                  -          $   29,458,270
                                                                                             ------------------   -----------------

                                                                                                       -          $1,337,648,433
                                                                                             ==================   =================

* Party-in-interest

Note - Cost information is omitted for participant directed investments.

                                    SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      BAXTER INTERNATIONAL INC. AND SUBSIDIARIES
                                      INCENTIVE INVESTMENT PLAN



Date:   June 27, 2002                 By:      /S/ Brian P. Anderson
                                               ---------------------
                                               Brian P. Anderson
                                               Senior Vice President and
                                               Chief Financial Officer

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 2-82667, 2-86993, 2-97607, 33-8812, 33-8813,
33-15523, 33-15787, 33-28428, 33-33750, 33-54069, 333-43563, 333-47019,
333-71553, 333-80403, 333-88257, 333-48906 and 333-62820) of Baxter
International Inc. of our report dated June 14, 2002 relating to the financial statements of Baxter International Inc. and Subsidiaries Incentive Investment Plan, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

Chicago, Illinois
June 27, 2002